SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[x]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials

FULTON FINANCIAL CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)  Proposed maximum aggregate value of transaction:
____________________________________________________________________________________
5)  Total fee paid:
[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
____________________________________________________________________________________
      2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________
      3) Filing Party:
____________________________________________________________________________________
      4) Date Filed:

P.O. Box 4887
One Penn Square
Lancaster, Pennsylvania 17604

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, APRIL 29, 2009 AT 10:00 A.M.

TO THE SHAREHOLDERS OF FULTON FINANCIAL CORPORATION:

     NOTICE IS HEREBY GIVEN that, pursuant to the call of its directors, the Annual Meeting of the shareholders of FULTON FINANCIAL CORPORATION will be held on Wednesday, April 29, 2009, at 10:00 a.m., at the Hershey Lodge and Convention Center, West Chocolate Avenue and University Drive, Hershey, Pennsylvania, for the purpose of considering and voting upon the following matters:

1.	ELECTION OF DIRECTORS. To elect six (6) directors to serve for one-year terms;

2.	EXECUTIVE COMPENSATION. A non-binding resolution to approve the compensation of the named executive officers;

3.	RATIFY KPMG LLP AS INDEPENDENT AUDITOR. To ratify the appointment of KPMG LLP as Fulton Financial Corporation’s Independent Auditor for the fiscal year ending December 31, 2009; and

4.	OTHER BUSINESS. To consider such other business as may properly be brought before the meeting and any adjournments thereof.

     Only those shareholders of record at the close of business on March 2, 2009, shall be entitled to be given notice of, and to vote at, the meeting. Please note that Fulton’s 2009 meeting is being held at an earlier time than last year’s meeting. Light refreshments will be available starting at 9:00 a.m., and the business meeting will start promptly at 10:00 a.m.

     It is requested that you promptly execute the enclosed Proxy and return it in the enclosed postpaid envelope. Alternatively, you may vote by telephone or electronically through the Internet by following the instructions on the proxy card. You are cordially invited to attend the meeting, but please RSVP that you will attend. See the enclosed annual meeting response card for more information and to RSVP if you are going to attend the meeting in person. Your Proxy is revocable and may be withdrawn at any time before it is voted at the meeting.

     A copy of the Annual Report on Form 10-K of Fulton Financial Corporation is also enclosed.

Sincerely,

George R. Barr, Jr.
Secretary

Enclosures
[March 26, 2009]

PROXY STATEMENT

Dated and To Be Mailed on or about: [March 26, 2009]

P.O. Box 4887, One Penn Square
Lancaster, Pennsylvania 17604
(717) 291-2411

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2009 AT 10:00 A.M.

Pension Benefits Table	34
Nonqualified Deferred Compensation Table	34
Potential Payments Upon Termination	35
Director Compensation Table	39
Compensation of Directors	40

RESOLUTION TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS – Proposal Two	41
Recommendation of the Board of Directors	41

INFORMATION CONCERNING DIRECTORS	42
Meetings and Committees of the Board of Directors	42
Compensation Committee Interlocks and Insider Participation	42
Other Board Committees	42
Executive Sessions	43
Annual Meeting Attendance	43
Related Person Transactions with Directors and Executive Officers	44
Section 16(a) Beneficial Ownership Reporting Compliance	45
Board and Committee Evaluations	46

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS	46

RATIFICATION OF INDEPENDENT AUDITORS – Proposal Three	47
Recommendation of the Board of Directors	47

ADDITIONAL INFORMATION	48

OTHER MATTERS	48

EXHIBITS	49
Exhibit A - Report of Audit Committee	49

GENERAL

Introduction

     Fulton Financial Corporation, a Pennsylvania business corporation and registered financial holding company (also herein referred to as “Fulton” or the “Corporation”), was organized pursuant to a plan of reorganization adopted by Fulton Bank and implemented on June 30, 1982. On that date, Fulton Bank became a wholly owned subsidiary of Fulton, and the shareholders of Fulton Bank became shareholders of Fulton. Since that time, Fulton has acquired other banks and today owns the following depository banks: Delaware National Bank, FNB Bank, N.A., Fulton Bank, Hagerstown Trust Company, Lafayette Ambassador Bank, The Peoples Bank of Elkton, Skylands Community Bank, Swineford National Bank, The Bank, and The Columbia Bank.1

     In addition, Fulton has several other direct subsidiaries including: Fulton Financial Advisors, National Association (which offers fiduciary and investment services), Fulton Insurance Services Group, Inc. (which operates an insurance agency selling life insurance and related insurance products), Fulton Financial Realty Company (which owns or leases certain properties on which certain branch and operational facilities are located), Fulton Reinsurance Company, Ltd. (which reinsures credit life, health and accident insurance that is directly related to extensions of credit by subsidiary banks of Fulton), Central Pennsylvania Financial Corp. (which owns, directly or indirectly, certain limited partnership interests, principally in low to moderate income and elderly housing projects), and FFC Management, Inc. (which holds certain investment securities and corporate-owned life insurance policies).

RSVP, Date, Time and Place of Meeting

     The annual meeting of the shareholders of Fulton (“Annual Meeting”) will be held on Wednesday, April 29, 2009, at 10:00 a.m., at the Hershey Lodge and Convention Center, West Chocolate Avenue and University Drive, Hershey, Pennsylvania. You are cordially invited to attend the Annual Meeting, but in order for Fulton to plan and prepare for the proper number of shareholders, but please RSVP and confirm that you will attend by completing and returning the enclosed Annual Meeting response card. Light refreshments will be available starting at 9:00 a.m., and the business meeting will start promptly at 10:00 a.m.

     This Proxy Statement relates to Fulton’s twenty-seventh Annual Meeting of the shareholders. Attendance at the Annual Meeting will be limited to shareholders of record at the close of business on March 2, 2009 (the “Record Date”), their authorized representatives and guests of Fulton.

Shareholders Entitled to Vote

     Only those shareholders of record as of the Record Date shall be entitled to receive notice of, and to vote at, the Annual Meeting.

Purpose of Meeting

     The shareholders will be asked to consider and vote upon the following matters at the meeting: (i) to elect six (6) directors to serve for one-year terms; (ii) a non-binding resolution to approve the compensation of the named executive officers; (iii) to ratify the appointment of KPMG LLP as Fulton’s independent auditor; and (iv) to consider and vote upon such other business as may be properly brought before the Annual Meeting and any adjournments thereof.
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1 On September 16, 2008, Fulton announced Hagerstown Trust Company, based in Hagerstown, Maryland, and The Peoples Bank of Elkton, based in Elkton, Maryland, are expected to merge with The Columbia Bank, headquartered in Columbia, Maryland. This action is subject to approval by bank regulatory authorities and is expected to be completed during 2009.

Solicitation of Proxies

     This Proxy Statement is furnished in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of Fulton for use at the Annual Meeting to be held at 10:00 a.m. on Wednesday, April 29, 2009, and any adjournments thereof. Fulton is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in person, by mail, telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

     Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Fulton will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. Fulton has engaged Georgeson Inc. to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the meeting. The costs of such services are estimated at $9,500 for the proxy solicitation fee, plus reasonable research, distribution and mailing costs.

Revocability and Voting of Proxies

     The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person. A shareholder may revoke any proxy given pursuant to this solicitation by delivering written notice of revocation to the Corporate Secretary of Fulton, at any time before the proxy is voted at the Annual Meeting. Unless revoked, any proxy given pursuant to this solicitation will be voted at the meeting in accordance with the written instructions of the shareholder giving the proxy. In the absence of instructions, all proxies will be voted FOR the election of the six (6) nominees identified in this Proxy Statement, FOR a non-binding resolution to approve the compensation of the named executive officers, and FOR the ratification of the appointment of KPMG LLP as Fulton’s independent auditor for the fiscal year ending December 31, 2009. Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of Fulton.

     Shares held for the account of shareholders who participate in the Dividend Reinvestment and Stock Purchase Plan (the “Dividend Plan”) and for the account of employees who participate in the Employee Stock Purchase Plan (the “ESPP”) will be voted in accordance with the instructions of each shareholder as set forth in his or her proxy. If a shareholder who participates in these plans does not return a proxy, the shares held for the shareholder's account will not be voted.

     Shares held for the account of employees of Fulton and its subsidiaries who participate in the Fulton Financial Common Stock Fund of the Fulton Financial Corporation 401(k) Retirement Plan (the “401(k) Retirement Plan”), formerly known as the Fulton Financial Corporation Profit Sharing Plan, and shares in any affiliate 401(k) plan that was acquired by Fulton, will be voted by Fulton Financial Advisors, National Association (“FFA” or the “Plan Trustee”) in accordance with the instructions of each participant as set forth in the separate voting instruction card sent to the participant with respect to such shares. To allow sufficient time for the Plan Trustee to vote, participants’ voting instructions must be received by April [23], 2009. Shares held in the Fulton Financial Common Stock Fund with respect to which no voting instructions are received by April [23], 2009, will be voted by the Plan Trustee FOR the election of the six (6) nominees identified in this Proxy Statement, FOR a non-binding resolution to approve the compensation of the named executive officers, and FOR the ratification of the appointment of KPMG LLP as Fulton’s independent auditor for the fiscal year ending December 31, 2009.

Voting of Shares and Principal Holders Thereof

     At the close of business on March 2, 2009, which is the Record Date for determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof, Fulton had 175,431,657 shares of common stock outstanding and entitled to vote. There is no other class of common stock outstanding. As of the Record Date, 3,201,402 shares of Fulton common stock were held by FFA, as sole fiduciary. The shares held by FFA as sole fiduciary represent, in the aggregate, approximately 1.82 percent of the total shares outstanding and will be voted FOR the election of the six (6) nominees identified in this Proxy Statement, FOR a non-binding resolution to approve the compensation of the named executive officers, and FOR the ratification of the appointment of KPMG LLP as Fulton’s independent auditor for the fiscal year ending December 31, 2009.

     A majority of the outstanding common stock present in person or by proxy constitutes a quorum for the conduct of business. The judge of election will treat shares of Fulton common stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the judge of election will treat shares of common stock represented by broker non-votes 1 as present for purposes of determining a quorum.

     Each share is entitled to one vote on all matters submitted to a vote of the shareholders. A majority of the votes cast at a meeting at which a quorum is present is required in order to approve any matter submitted to a vote of the shareholders, except for the election of directors, or in cases where the vote of a greater number of shares is required by law or under Fulton’s Articles of Incorporation or Bylaws.

     In the case of the election of directors, the six (6) candidates receiving the highest number of votes cast at the Annual Meeting shall be elected to the Board of Directors for terms of one year. The affirmative vote of a majority of the common shares represented and voting at the Annual Meeting is required for approval of the non-binding resolution to approve the compensation of the named executive officers and ratification of Fulton’s independent auditor. Abstentions and broker non-votes will be counted as shares that are present at the meeting, but will not be counted as votes cast on the election of directors, the non-binding resolution to approve the compensation of the named executive officers, or for the ratification of Fulton’s independent auditor. Abstentions and broker non-votes will have no effect on the director election, the non-binding resolution concerning executive compensation or the ratification of Fulton’s independent auditor, since only votes cast will be counted.

     To the knowledge of Fulton, on the Record Date, no person or entity owned of record or beneficially more than five percent of the outstanding common stock of Fulton, except those listed on page [9] under “Security Ownership of Directors, Nominees, Management and Certain Beneficial Owners.”

Recommendation of the Board of Directors

     The Board of Directors recommends that the shareholders vote FOR the election of the six (6) nominees identified in this Proxy Statement to serve for one-year terms, FOR the non-binding resolution to approve the compensation of the named executive officers, and FOR ratification of the appointment of KPMG LLP as Fulton’s independent auditor for the fiscal year ending December 31, 2009.

Shareholder Proposals

     Shareholder proposals intended to be considered for inclusion in Fulton’s proxy statement and proxy for the 2010 Annual Meeting must be received at the principal executive offices of Fulton at One Penn Square, Lancaster, Pennsylvania no later than November [26,] 2009. Any shareholder proposal not received at Fulton’s principal executive offices by February [9,] 2010, which is 45 calendar days before the one year anniversary of the date Fulton released the previous year’s annual meeting proxy statement to shareholders, will be considered untimely and, if presented at the 2010 Annual Meeting, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. All shareholder proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, as well as Fulton’s Bylaws.
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1 Broker non-votes are shares of common stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power, and (iii) the record holder has indicated on the proxy or otherwise notified Fulton that it does not have authority to vote such shares on that matter.

     Generally, a shareholder may not submit more than one proposal, and the proposal, including any accompanying supporting statement, may not exceed 500 words. In order to be eligible to submit a proposal, a shareholder must have continuously held at least $2,000 in market value of Fulton common stock for at least one year before the date the proposal is submitted. Any shareholder submitting a shareholder proposal to Fulton must also provide Fulton with a written statement verifying ownership of stock and confirming the shareholder’s intention to continue to hold the stock through the date of the 2010 Annual Meeting. The shareholder, or a qualified representative, must attend the 2010 Annual Meeting in person to present the proposal. The shareholder must continue to hold that stock through the date of the 2010 Annual Meeting.

Contacting the Board of Directors

     Any shareholder of Fulton who desires to contact the Board of Directors may do so by writing to: Board of Directors, Fulton Financial Corporation, P.O. Box 4887, One Penn Square, Lancaster, PA 17604. These written communications will be provided to the Chair of the Executive Committee of the Board of Directors who will determine further distribution based on the nature of the information in the communication. For example, communications concerning accounting, internal accounting controls or auditing matters will be shared with the Chair of the Audit Committee of the Board of Directors.

Code of Conduct

     Fulton has had a written Code of Conduct (“Code”) for over two decades that governs the conduct of its directors, officers and employees. The Code was revised in 2004 to comply with the requirements of the Sarbanes-Oxley Act of 2002 and NASDAQ listing standards, and Fulton provides the Code to each director, officer and employee. In 2006, Fulton updated the Code to include a new process for filing anonymous complaints and to make other minor changes. The Code was last updated by Fulton in 2008 to include a hotline number and make other minor changes, and a current copy of the Code can be obtained, without cost, by writing to the Corporate Secretary at: Fulton Financial Corporation, P.O. Box 4887, One Penn Square, Lancaster, PA 17604. The current Code is also posted and available on Fulton's website at www.fult.com.

SELECTION OF DIRECTORS

General Information

     The Bylaws of Fulton provide that the Board of Directors shall consist of not less than two nor more than thirty-five persons and that the Board of Directors shall determine the number of directors. On December 18, 2007, Fulton amended and restated its Bylaws. As a result of the December 18, 2007 amendment and restatement of the Bylaws, beginning with the 2009 Annual Meeting, nominees elected to the Board of Directors shall be elected for one-year terms. Subject to Fulton's retirement provisions, directors elected prior to the 2009 Annual Meeting shall serve the remainder of their elected term, even if greater than one year.

     A majority of the Board of Directors may increase or decrease the number of directors between meetings of the shareholders. Any vacancy occurring in the Board of Directors, whether due to an increase in the number of directors, resignation, retirement, death or any other reason, may be filled by appointment by the remaining directors. Any director who is appointed to fill a vacancy shall hold office until the next Annual Meeting of the shareholders and until a successor is elected and shall have qualified. In March 2009, in accordance with Article IV, Sections 5 and 6 of Fulton's Bylaws, which require the Chairman and President to be members of the Board of Directors, the Board of Directors increased the size of the Board by one (1), to sixteen (16), appointed President and Chief Operating Officer E. Philip Wenger to the Board, and nominated him for election for a one-year term at the 2009 Annual Meeting.

     On September 16, 2008, the Board of Directors of Fulton adopted amended and restated Bylaws that increased the age limit for director nominees and mandatory retirement from seventy (70) years to seventy-two (72) years of age. As a result, Fulton’s Bylaws limit the age of director nominees, and no person shall be nominated for election as a director who will attain the age of seventy-two (72) years on or before the date of the Annual Meeting at which he or she is to be elected. There is also a mandatory retirement provision in the Bylaws, which states that the office of a director shall be considered vacant at the Annual Meeting next following the director’s seventy-second (72) birthday. In addition, Fulton has adopted a Voluntary Resignation Policy for Non-Management Directors that generally requires a director to tender his or her resignation when the director’s effectiveness as a member of the board may be substantially impaired. This includes, but is not limited to: a director failing to attend at least 62.5% of meetings without a valid excuse; an extension of credit by a Fulton affiliate bank to a director or their related interest being classified as nonaccrual, past due, restructured or a potential problem; and relocation of a director’s residence or business outside of Fulton’s market area. While the Fulton policy sets forth events which might cause a director to tender his or her resignation, it also directs Fulton’s board to consider carefully, on a case-by-case basis, whether or not Fulton should accept such a resignation.

Procedure for Shareholder Nominations

     Section 3 of Article II of the Bylaws of Fulton requires that nominations, other than those made by the Nominating and Corporate Governance Committee of the Board of Directors, shall be made in writing and shall be delivered or mailed to the Chairman of the Board or the Corporate Secretary not less than the earlier of (a) one hundred twenty (120) days prior to any meeting of shareholders called for the election of directors or (b) the deadline for submitting shareholder proposals for inclusion in a proxy statement and form of proxy as calculated under Rule 14a-8(e) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (or any successor provision thereto). The notice to the Chairman of the Board or the Corporate Secretary of a nomination, other than one made by the Nominating and Corporate Governance Committee, shall set forth (i) the name and address of the shareholder who intends to make the nomination and a representation that the shareholder is a holder of record of stock of Fulton entitled to vote at such meeting and intends to be present in person or by proxy at such meeting to nominate the person or persons to be nominated, (ii) the name, age, business address and residence address of each nominee proposed in such notice, (iii) the principal occupation or employment of each such nominee, (iv) the number of shares of capital stock of Fulton that are beneficially owned by each such nominee, (v) a statement of qualifications of the proposed nominee and a letter from the nominee affirming that he or she will agree to serve as a director of Fulton if elected by the shareholders, (vi) a description of all arrangements or understandings between the shareholder submitting the notice and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and (vii) such other information regarding each nominee proposed by the shareholder as would have been required to be included in the proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by or at the direction of the Board of Directors. The chairman of the meeting shall determine whether nominations have been made in accordance with the requirements of the Bylaws and, if the chairman determines that a nomination is defective, the nomination and any votes cast for the nominee shall be disregarded.

Director Qualifications

     In considering any individual nominated for board membership, Fulton considers a variety of factors, including whether the candidate is recommended by executive management; the individual’s professional and personal qualifications, including business experience, education and community and charitable activities; and the individual’s familiarity with a market or markets in which Fulton is located or is seeking to locate, or with a market that is similar to those in which Fulton is located or is seeking to locate. In 2004, the Board of Directors formed the Nominating and Corporate Governance Committee of the Board, whose members are independent in accordance with the NASDAQ listing standards. The Nominating and Corporate Governance Committee members are responsible for recommending director nominees to the Board of Directors. The charter for the Nominating and Corporate Governance Committee is posted and available on Fulton’s website at www.fult.com.

ELECTION OF DIRECTORS – PROPOSAL ONE

General Information

     For the 2009 Annual Meeting, the Board of Directors has fixed the number of directors at sixteen (16). There are ten (10) continuing directors whose terms of office will expire at either the 2010 Annual Meeting or the 2011 Annual Meeting. Pursuant to Fulton’s Bylaws, as amended, beginning with the 2009 Annual Meeting, nominees to the Board of Directors shall be elected for one-year terms. Subject to Fulton's retirement provisions, directors elected prior to the 2009 Annual Meeting shall serve the remainder of their elected term, even if greater than one year. The Board of Directors has nominated the following six (6) persons for election to the Board of Directors for a term of one year:

2009 Director Nominees

Jeffrey G. Albertson
Craig A. Dally
Rufus A. Fulton, Jr.
Willem Kooyker
R. Scott Smith, Jr.
E. Philip Wenger

     Each of the above nominees is presently a director of Fulton. Following the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors approved the nomination of the above individuals. In the event that any of the foregoing 2009 director nominees are unable to accept nomination or election, any proxy given pursuant to this solicitation will be voted in favor of such other persons as the Board of Directors of Fulton may recommend. However, the Board of Directors has no reason to believe that any of its director nominees will be unable to accept nomination or to serve as a director if elected.

Vote Required

     The six (6) candidates receiving the highest number of votes cast at the Annual Meeting shall be elected to the Board of Directors. Abstentions and broker non-votes will be counted as shares that are present at the Annual Meeting, but will not be counted as votes cast in the election of directors.

Recommendation of the Board of Directors

     The Board of Directors recommends that the shareholders vote FOR the election of the six (6) nominees identified in this Proxy Statement to serve for one-year terms.

Information about Nominees, Continuing Directors and Independence Standards

     Information concerning the six (6) persons nominated by the Board for election to the Board of Directors of Fulton at the 2009 Annual Meeting and concerning the other continuing directors is set forth below, including whether they were determined by the Board of Directors to be independent for purposes of the NASDAQ listing standards.

     Fulton is a NASDAQ listed company and follows the NASDAQ listing standards for Board and committee independence. At its January 2009 meeting, the Board of Directors determined that twelve (12) of Fulton’s current sixteen (16) directors are independent, as defined in the applicable NASDAQ listing standards. Specifically, the Board of directors found that Directors Albertson, Bowman, Chryst, Dally, Freer, Fulton, Hodges, Holleran, Kooyker, Lesher, Shirk and Stewart met the definition of independent director in the NASDAQ listing standards and that each of these directors is free of any relationships that would interfere with his or her individual exercise of independent judgment. In addition, members of the Audit Committee of the Board of Directors meet the more stringent requirements for independence under the NASDAQ listing standards for service on the Audit Committee. The Board of Directors considered the relationships and other arrangements, if any, of each director when director independence was reviewed, including Fulton’s relationships with the law firms with which Directors Albertson, Dally and Shirk are affiliated. The other types of relationships and transactions that were reviewed are more fully described in “Related Person Transactions with Directors and Executive Officers” on page [44].

Director Nominees at the 2009 Annual Meeting and Continuing Directors

JEFFREY G. ALBERTSON (Independent Director), age 68. Director of The Bank since 1989. Attorney, Albertson Law Office (law firm).
- Director of Fulton since 1996 and a Nominee for election at the Annual Meeting.

JOHN M. BOND, JR., age 65. Chairman of the Board and Director of The Columbia Bank since 1987. Mr. Bond was Chief Executive Officer of The Columbia Bank until his retirement on December 31, 2006. Mr. Bond also serves as a director of the Federal Home Loan Bank of Atlanta.
- Director of Fulton since 2006 and current term ends 2011.

DONALD M. BOWMAN, JR. (Independent Director), age 70. Director of Hagerstown Trust Company since 1981. Partner, Bowman Group (trucking and real estate business).
- Director of Fulton since 1994 and current term ends 2010.

DANA A. CHRYST (Independent Director), age 49. Director of Fulton Bank since 2003. Chief Executive Officer and owner of The Jay Group (a marketing fulfillment company).
- Director of Fulton since 2008 and current term ends 2010.

CRAIG A. DALLY (Independent Director), age 52. Director of Lafayette Ambassador Bank since 1990. Attorney, Pierce & Dally, LLP (law firm). Mr. Dally is a member of the Pennsylvania House of Representatives, serving District 138.
- Director of Fulton since 2000 and a Nominee for election at the Annual Meeting.

PATRICK J. FREER (Independent Director), age 59. Director of Lebanon Valley Farmers Bank until it was combined with Fulton Bank in 2007. President, Strickler Insurance Agency, Inc. (insurance broker).
- Director of Fulton since 1996 and current term ends 2011.

RUFUS A. FULTON, JR. (Independent Director) age 68. Retired Chairman of the Board and Chief Executive Officer, Fulton Financial Corporation. Mr. Fulton also serves as a director of The Aerospace Corp. (research and development for the aerospace industry), Burnham Holdings, Inc. (manufacturer of boilers, furnaces, radiators and air conditioning systems), High Real Estate Group (real estate), Lebanon Seaboard Corporation (chemicals and fertilizers) and Highmark, Inc. (health insurance)
- Director of Fulton since 1984 and a Nominee for election at the Annual Meeting.

GEORGE W. HODGES (Independent Director), age 58. Chairman, The Wolf Organization, Inc. (distributors of lumber and building supplies). Mr. Hodges also serves as a director of Burnham Holdings, Inc. (manufacturer of boilers, furnaces, radiators and air conditioning systems) and York Water Company (NASDAQ: YORW), which is subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934.
- Director of Fulton since 2001 and current term ends 2010.

CAROLYN R. HOLLERAN (Independent Director), age 70. Member of the Fulton Bank Great Valley Division Advisory Board. Retired Partner, Jerlyn Associates (real estate investments).
- Director of Fulton since 1994 and current term ends 2011.

WILLEM KOOYKER (Independent Director), age 66. Director of Somerset Valley Bank until it was combined with Skylands Community Bank in 2007. Chairman and Chief Executive Officer, Blenheim Capital Management, LLC (investment management company).
- Director of Fulton since 2005 and a Nominee for election at the Annual Meeting.

DONALD W. LESHER, JR. (Independent Director), age 64. Director of Lebanon Valley Farmers Bank until it was combined with Fulton Bank in 2007. Retired President, Lesher Mack Sales and Service (truck dealership).
- Director of Fulton since 1998 and current term ends 2011.

ABRAHAM S. OPATUT, age 61. Former Chairman of the Board and Director of First Washington State Bank, which was merged into The Bank in February 2007. Mr. Opatut is currently a Director of The Bank and a member of the First Washington Division Advisory Board. President, Colonial Marketing Associates (wholesale foods).
- Director of Fulton since 2005 and current term ends 2011.

JOHN O. SHIRK (Independent Director), age 65. Director of Fulton Bank since 1983. Of Counsel, Barley Snyder LLC (law firm). Mr. Shirk also serves as a director of Eastern Insurance Holdings, Inc. (NASDAQ: EIHI), which is subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934.
- Director of Fulton since 1983 and current term ends 2010.

R. SCOTT SMITH, JR., age 62. Chairman of the Board and Chief Executive Officer, Fulton Financial Corporation. Mr. Smith serves as a director of the American Bankers Association and in March 2008, Mr. Smith joined the Federal Reserve Board's Federal Advisory Council.
- Director of Fulton since 2001 and a Nominee for election at the Annual Meeting.

GARY A. STEWART (Independent Director), age 61. Partner, Stewart Associates (real estate developer). - Director of Fulton since 2001 and current term ends 2011.

E. PHILIP WENGER, age 51. President and Chief Operating Officer of Fulton Financial Corporation. - Director of Fulton since March 2009 and a Nominee for election at the Annual Meeting.

Security Ownership of Directors, Nominees, Management and Certain Beneficial Owners

     The following table sets forth the number of shares of common stock beneficially owned as of the Record Date by each director, nominee for director and the named executive officers, Messrs. Smith, Wenger, Nugent, Shreiner and Hill (the “Executives” or “Senior Management” and individually the “Executive”). Except as to the Beneficial Owners listed below, to the knowledge of Fulton, no person or entity owned of record or beneficially on the Record Date more than five percent of the outstanding common stock of Fulton. Unless otherwise indicated in a footnote, shares shown as beneficially owned by each nominee, continuing director or the Executives are held either (i) individually by the person indicated, (ii) individually by the person's spouse or children living in the same household, (iii) jointly with the person's spouse or children living in the same household, or (iv) in the name of a bank, broker or nominee for the account of the person, person’s spouse, or the person’s children living in the same household. The directors, nominees and the Executives of Fulton, as a group, owned of record and beneficially 5,452,458 (1) shares of Fulton common stock, representing 3.08 percent of such shares then outstanding. Shares representing less than one percent of the outstanding shares are shown with a “*” below.

		Number of
		Common Shares
Name of		Beneficially		Percent of
Beneficial Owner	Title	Owned (1)(2)(3)		Class
Jeffrey G. Albertson	Nominee for Director	238,341	(4)	*
John M. Bond, Jr.	Director	533,007	(5)	*
Donald M. Bowman, Jr.	Director	1,030,301	(6)	*
Dana A. Chryst	Director	3,576		*
Craig A. Dally	Nominee for Director	172,686	(7)	*
Patrick J. Freer	Director	72,746	(8)	*
Rufus A. Fulton, Jr.	Nominee for Director	265,269	(9)	*
Craig H. Hill	Senior Executive Vice President	176,733	(10)	*
George W. Hodges	Director	14,463	(11)	*
Carolyn R. Holleran	Director	44,630	(12)	*
Willem Kooyker	Nominee for Director	356,596	(13)	*
Donald W. Lesher, Jr.	Director	155,333	(14)	*
Charles J. Nugent	Senior Executive Vice President and Chief Financial Officer	469,022	(15)	*
Abraham S. Opatut	Director	434,824	(16)	*
John O. Shirk	Director	52,897	(17)	*
James E. Shreiner	Senior Executive Vice President	331,493	(18)	*
R. Scott Smith, Jr.	Chairman of the Board, Chief Executive Officer and Nominee for Director,	577,009	(19)	*
Gary A. Stewart	Director	245,749	(20)	*
E. Philip Wenger	President, Chief Operating Officer and Nominee for Director	277,783	(21)	*

Total Ownership	Directors and Executives as a Group	5,452,458		3.08%
	(19 Persons)

Other Principal Holders

Barclays Global Investors, NA	N/A	8,994,082	(22)	5.14%
400 Howard Street
San Francisco, CA 94105

Footnotes

(1)	Includes 1,524,794 shares issuable upon the exercise of vested stock options and 11,286 shares of unvested restricted shock, which have been treated as outstanding shares for purposes of calculating the percentage of outstanding shares owned by directors and Executives as a group.

(2)	As of the Record Date, none of the listed individuals had pledged Fulton stock except for Mr. Bowman, who has pledged 693,268 shares in connection with lines of credit with other financial institutions.

(3)	Fulton does not have a qualifying share requirement for Fulton directors or the Executives.

(4)	Mr. Albertson's ownership includes 11,317 shares held in an IRA and 126,505 shares held jointly with his spouse. Also includes 11,555 shares held solely by his spouse and 940 shares in his spouse's IRA.

(5)	Mr. Bond's ownership includes 189,069 shares which may be acquired pursuant to the exercise of vested stock options and 136,723 shares held solely by his spouse.

(6)	Mr. Bowman's ownership includes 9,321 shares held in an IRA, 161,562 shares held jointly with his spouse, 35,187 shares held solely by his spouse and 9,323 shares in his spouse's IRA. Also includes 282,655 shares held by Bowman Sales & Equipment, Inc.

(7)	Mr. Dally's ownership includes 11,026 shares held in an IRA, 2,365 shares held jointly with his spouse and 20,047 shares held as custodian for his children.

(8)	Mr. Freer's ownership includes 72,460 shares held jointly with his spouse and 287 shares held solely by his spouse.

(9)	Mr. Fulton's ownership includes 8,232 shares held solely by his spouse. Mr. Fulton disclaims any beneficial ownership in the 8,232 shares held by his spouse. Also includes 64,073 shares held in Fulton's 401(k) Retirement Plan.

(10)	Mr. Hill's ownership includes 3,244 shares held jointly with his spouse. Also includes 32,435 shares held in Fulton’s 401(k) Retirement Plan, 1,759 shares of unvested restricted stock and 139,295 shares which may be acquired pursuant to the exercise of vested stock options.

(11)	Mr. Hodge's ownership includes 8,103 shares which may be acquired pursuant to the exercise of vested stock options.

(12)	Mrs. Holleran's 44,630 shares are held in a revocable trust.

(13)	Mr. Kooyker's ownership includes 194,911 shares held jointly with his spouse, 53,895 shares held by his child and 107,790 shares held in trusts for his children.

(14)	Mr. Lesher's ownership includes 10,420 shares held in an IRA, 45,099 shares held jointly with his spouse and 5,426 shares held solely by his spouse.

(15)	Mr. Nugent's ownership includes 54,728 shares held solely by his spouse. Also includes 28,799 shares held in Fulton’s 401(k) Retirement Plan, 2,638 shares of unvested restricted stock, 11,394 shares held in an IRA and 342,950 shares which may be acquired pursuant to the exercise of vested stock options.

(16)	Mr. Opatut's ownership includes 44,225 shares held in various IRA accounts, 200,771 shares held jointly with his spouse and 8,053 shares held solely by his spouse. Also includes 68,364 shares owned by a limited liability company of which Mr. Opatut is a managing member.

(17)	Mr. Shirk's ownership includes 17,131 shares held solely by his spouse and 4,618 shares held by his child. Also includes 3,000 shares held by Tipararee, LLC.

(18)	Mr. Shreiner's ownership includes 105,840 shares held jointly with his spouse, 1,759 shares of unvested restricted stock and 223,894 shares which may be acquired pursuant to the exercise of vested stock options.

(19)	Mr. Smith's ownership includes 3,371 shares of unvested restricted stock, 21,059 shares held in Fulton's 401(k) Retirement Plan and 404,605 shares which may be acquired pursuant to the exercise of vested stock options.

(20)	Mr. Stewart's ownership includes 89,635 shares held in a grantor retained annuity trust and 89,283 shares held by the Stewart Foundation. Mr. Stewart disclaims beneficial ownership of any of these shares beyond his pro rata interest in the Stewart Foundation.

(21)	Mr. Wenger's ownership includes 37,287 shares held jointly with his spouse, 1,759 shares of unvested restricted stock, 18,910 shares held in Fulton's 401(k) Retirement Plan and 216,878 shares which may be acquired pursuant to the exercise of vested stock options. Also includes 2,475 shares held in Fulton's 401(k) Retirement Plan for his spouse and 475 shares held as custodian for his children.

(22)	This information is based solely on a Schedule 13G filed with the SEC and dated February 6, 2009 by Barclays Global Investors, NA., and a group of affiliated entities which reported sole voting and dispositive power as of December 31, 2008 as follows: (i) Barclays Global Investors, NA., sole voting power as to 3,242,208 shares and sole dispositive power as to 4,024,451 shares; (ii) Barclays Global Fund Advisors, sole voting power as to 3,608,522 shares and sole dispositive power as to 4,596,552 shares; (iii) Barclays Global Investors, LTD, sole voting power as to 248,217 shares and sole dispositive power as to 367,573 shares; (and iv) Barclays Global Investors Canada Limited, sole voting power as to 5,506 shares and sole dispositive power as to 5,506 shares.

INFORMATION CONCERNING COMPENSATION

Named Executive Officers

     The following persons are the named executive officers of Fulton included in this proxy statement:

Name	Age	Office Held and Term of Office
R. Scott Smith, Jr.	62	Chairman of the Board and Chief Executive Officer of Fulton Financial Corporation since December 2008; Chairman of the Board, President and Chief Executive Officer of Fulton Financial Corporation from January 2006 to December 2008; President and Chief Operating Officer of Fulton Financial Corporation from 2001 to 2005; and Executive Vice President of Fulton Financial Corporation and Chairman, President and Chief Executive Officer of Fulton Bank from 1998 to 2001.

E. Philip Wenger	51	President and Chief Operating Officer of Fulton Financial Corporation since December 2008; Senior Executive Vice President of Fulton Financial Corporation from January 2006 to December 2008 and Chairman of Fulton Bank from October 2006 to February 2009; Chief Executive Officer of Fulton Bank from January 2006 to October 2006; President and Chief Operating Officer of Fulton Bank from 2003 to 2006; and Senior Executive Vice President of the Lancaster, York and Chester County Divisions of Fulton Bank from 2001 to 2003.

Charles J. Nugent	60	Senior Executive Vice President and Chief Financial Officer of Fulton Financial Corporation since January 2001; and Executive Vice President and Chief Financial Officer of Fulton Financial Corporation from 1992 to 2001.

James E. Shreiner	59	Senior Executive Vice President of Fulton Financial Corporation since January 2006; and Executive Vice President of Fulton Financial Corporation and Executive Vice President of Fulton Bank from 2000 to 2005.

Craig H. Hill	54	Senior Executive Vice President of Fulton Financial Corporation since January 2006 and Executive Vice President/Director of Human Resources from 1999 through 2005.

Compensation Discussion and Analysis

     Executive Summary

     Fulton’s overall executive compensation program is designed to enable the Corporation to achieve its compensation objectives, as discussed below. Under Fulton’s executive compensation structure, the mix of base salary, incentive bonus and equity compensation varies depending upon the Executive’s position. Fulton believes that the compensation of Senior Management, the level of management having the greatest ability to influence Fulton’s performance, should have a significant portion of compensation that is performance-based, while lower levels of management should receive a greater portion of their compensation in base salary.

     Fulton believes that it needs to offer competitive compensation in order to recruit and retain qualified officers and employees, and that Executive compensation should reflect Fulton's overall performance and the contribution of its Executives to that performance. Taking into consideration the variable compensation bonus plan for the Executives introduced in 2006 and discussed below (“Variable Compensation Bonus Plan” or “Variable Plan”), and based on a review of base salaries, Fulton believes that its compensation program is competitive and well balanced between cash, non-cash and incentive elements and that the base salaries of the Executives are appropriate based on their level of experience, positions, responsibilities and recent performance. Fulton’s compensation program also included employment agreements entered into with its Executives which are designed to provide reasonable severance benefits in specified circumstances. For 2008, the Board of Directors determined the compensation for the Executives, after receiving recommendations from the Executive Compensation Committee (“Compensation Committee” or “Committee”). The recommendations of the Committee were based upon external salary comparisons of selected peer institutions and an evaluation of the individual performance of each Executive. Fulton’s executive compensation program is based, to a significant degree, on peer information, as discussed in “Use of Peer Groups” on page [17] below, and on the recommendations of the Committee’s compensation consultant.

     As described further below, in 2008 Fulton became a participant in the Capital Purchase Program which was authorized under the Emergency Economic Stabilization Act of 2008. Therefore, Fulton and the Executives are subject to the executive compensation provisions of the Emergency Economic Stabilization Act of 2008, as amended.

     Compensation Philosophy

     Objectives. Fulton’s executive compensation philosophy and program are intended to achieve three objectives:

     • Align interests of the Executives with shareholder interests - Fulton believes that the interests of the Executives should be closely aligned with those of its shareholders. Fulton attempts to align these interests by evaluating the Executives’ performances in relation to key financial measures which it believes correlate to consistent long-term shareholder value and increasing profitability, without compromising Fulton’s conservative company culture and overall risk profile.

     • Link pay to performance - Fulton believes in a close link between pay to the Executives and the overall performance of Fulton on both a short-term and long-term basis. It seeks to reward the Executives’ contributions to the achievement by Fulton of its financial and non-financial goals and to differentiate rewards to individuals, based on their contributions.

     • Attract, motivate and retain talent - Fulton believes its long-term success is closely tied to the attraction, motivation and retention of highly talented employees and a strong management team. While setting its overall compensation package at a competitive level is essential in competing for talent in a competitive market, Fulton also believes that non-monetary factors, such as a desirable work environment and successful working relationships between employees and managers, are critical to providing a rewarding employee experience.

     To achieve these three objectives, Fulton provides the following elements of executive compensation:

     • Base Salary - Fulton pays competitive base salaries in line with the market median at comparable peer companies. Base salaries are set to reflect job responsibilities, individual experience and tenure.

     • Annual Performance Awards - Annual incentives are designed to motivate performance and focus the attention of the Executives on the achievement of business goals. Fulton believes that earnings per share (“EPS”) growth relative to its peers is a critical measure for future success. Although Fulton believes in paying near the median in total cash compensation for expected performance, annual performance awards provide the Executives with the opportunity to earn cash compensation above the median for superior performance under the Variable Plan.

     • Equity Awards - Fulton believes in providing long-term incentives in the form of equity in order to focus the Executives on delivering long-term performance and shareholder value. The long-term incentive program is designed to provide the Executives with a long-term wealth-building opportunity, while balancing potential market volatility and risk. Fulton believes in equity award levels that are fair and market competitive, but not excessive.

     • Benefits - Fulton believes in providing benefits that are competitive in the marketplace and that encourage the Executives to remain with the Corporation. Retirement benefits are designed to provide reasonable long-term financial security.

     • Perquisites - Consistent with its conservative culture, Fulton believes in providing basic perquisites that are necessary for conducting business.

     Committee Membership and Role

     Each member of the Compensation Committee qualifies as an independent director under the NASDAQ listing standards. The Compensation Committee is currently comprised of six independent directors, including the Committee Chair and Vice Chair, all of whom are elected annually by Fulton’s Board of Directors. There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission (“SEC”), involving members of the Committee. For a further discussion on director independence, see the “Information about Nominees, Continuing Directors and Independence Standards” section on page [6] of this proxy statement.

     Pursuant to its charter, which is available on Fulton’s website at www.fult.com, and consistent with NASDAQ rules, the role of the Compensation Committee is to assist the Board of Directors in evaluating and setting salaries, bonuses and other compensation of the Executives, to administer Fulton’s equity and other compensation plans (except those plans in which all employees may participate), and to take such other actions, within the scope of its charter, as the Committee deems necessary and appropriate.1 The Committee relies upon such performance data, statistical information and other data regarding executive compensation programs, including information provided by Fulton’s Human Resources Department, Fulton’s officers and outside advisors, as it deems appropriate. The Committee has unrestricted access to individual members of management and employees and may ask them to attend any Committee meeting or to meet with any member of the Committee. The Committee also has the power and discretion to retain, at Fulton’s expense, such independent counsel and other advisors or experts, as it deems necessary or appropriate to carry out its duties.
____________________

1 The Human Resources Committee of the Board focuses on compensation and benefit plans in which all employees, or nearly all employees, are eligible to participate, including the holiday bonus program and Employee Stock Purchase Program. The Human Resources Committee also determines which non-executive officers receive change in control agreements as further described on page [ 43 ]. While the Human Resources Committee is responsible for these broad based employee plans and actions, the Compensation Committee is responsible for compensation items with respect to Fulton’s CEO and the other Executives.

     Management assists the Committee in recommending agenda items for these meetings and by gathering and producing information for Committee meetings. As requested, the Chief Executive Officer (“CEO”) and other members of Senior Management participate in Committee meetings to provide background information, compensation recommendations, performance evaluations and other items requested by the Committee. As part of the performance evaluation process, all the Executives are asked to complete an annual self-assessment of their overall performance. The CEO’s self-assessment is reviewed by the Committee. The self-assessment forms prepared by the other Executives are reviewed by the CEO, who is asked to provide the Committee with his comments and recommendations with respect to the performance of the other Executives. Members of Senior Management are not present for the Committee’s deliberations and decisions with respect to their individual compensation. The Board of Directors makes all final determinations regarding the compensation of the Executives, after a recommendation by the Committee.

     The Fulton executive compensation process consists of establishing targeted overall compensation for each Executive and then allocating that compensation among base salary, incentive compensation and equity awards. Fulton does not have a policy or an exact formula with regard to the allocation of compensation between cash and non-cash elements. Consistent with Fulton’s compensation philosophy, the Compensation Committee determines the amount of each type of compensation for the Executives by: reviewing publicly available executive compensation information of the peer group companies; consulting with outside advisors and experts; considering the job complexity and scope of the individual’s position; consulting with the CEO with respect to the other Executives; assessing possible demand for the Executives by competitors and other companies; and evaluating the compensation appropriate to attract executives to Lancaster, Pennsylvania.

     For 2008, the Compensation Committee reviewed the amounts payable under each individual element of compensation, as well as in the aggregate, for each Executive and concluded that the compensation paid to each Executive was appropriate. Similar to prior years, the Compensation Committee plans to review the Executives’ 2008 performance and their base salary and other elements of compensation in the first quarter of 2009. However, due to the severity of the current economic downturn and its impact on financial institutions, Fulton has already decided to cease merit pay increases throughout the Corporation, and including the Executives, effective March 1, 2009 and through February 28, 2010. The current base salary amounts for the Executives in 2009 are listed in Note 1 of the Summary Compensation Table on page [27].

     Emergency Economic Stabilization Act of 2008

     On December 23, 2008, Fulton, as part of the United States Department of the Treasury's (the “Treasury”) Capital Purchase Program (the “CPP”) included in the Emergency Economic Stabilization Act of 2008 (the “EESA”), entered into a letter agreement with Treasury to sell 376,500 shares of Fulton's Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation amount per share of $1,000, for total proceeds of $376.5 million. As a condition to the closing of the CPP transaction, each Executive, (i) executed a waiver voluntarily waiving any claim against the Treasury or Fulton for any changes to such Executive's compensation or benefits that are required to comply with the regulation issued by Treasury under the EESA as published in the Federal Register on October 20, 2008 and acknowledging that the regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements (including so-called “Golden Parachute” provisions as defined in Section 280G of the Internal Revenue Code) as they relate to the period during which Treasury holds any equity or debt securities of Fulton acquired through the CPP; and (ii) entered into a letter agreement with Fulton amending the compensation and benefit plans with respect to such Executive, during the period that Treasury owns any debt or equity securities of Fulton acquired pursuant to the CPP transaction, as necessary to comply with Section 111(b) of the EESA (the “CPP Letter Agreements”). The CPP Letter Agreements require, among other things, that Executive bonus and incentive compensation be subject to recovery or “clawback” by Fulton if it is determined that the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, and also prohibit Golden Parachute payments to the Executives. The CPP Letter Agreements make the Executives ineligible to receive compensation under any financial performance plan that the Compensation Committee determines includes incentives for the Executive to take unnecessary and excessive risks that threaten the value of Fulton.

     As required by Treasury in connection with Fulton’s participation in CPP, in January 2009, the Compensation Committee conducted an evaluation of the incentive compensation arrangements in which the Executives participate to identify any features of those arrangements that could lead the Executives to take unnecessary and excessive risks that could threaten the value of Fulton. The Compensation Committee’s evaluation had three distinct phases: first, discussing with Fulton’s senior risk officers the risks (along with the risk management controls currently in place) identified by Fulton’s risk management committee that Fulton faces that could threaten its value; second, identifying whether there are features of the executive compensation program and incentive compensation arrangements that could induce the Executives to take such risks; and third, taking any necessary actions to limit the features of Fulton’s incentive compensation arrangements to ensure the Executives are not encouraged to take unnecessary and excessive risks that could threaten the value of Fulton. In this regard, the Committee’s discussion with Fulton’s senior risk officers provided the Committee with the opportunity to develop a better understanding of the material risks, which the Corporation currently faces and the risk management controls it undertakes to manage those risks. The Committee concluded that the incentive compensation arrangements for the Executives do not encourage the Executives to take unnecessary and excessive risks that threaten the value of Fulton.

     Fulton operates in a highly complex business environment, where Fulton competes with many well-established financial services businesses. The annual cash-based incentive component of our executive compensation program involves plan awards under the Variable Plan that are payable if pre-established corporate and individual performance objectives are achieved. The Executives did not receive a payout under the Variable Plan for 2008 and 2007 because the threshold trigger in each of these years was not achieved. Fulton’s equity compensation plan, the 2004 Stock Option and Compensation Plan (the “2004 Option Plan”), also has a funding trigger based on Fulton’s performance relative to its peers before awards are made to the individual Executives. The Committee believes that the Variable Plan and the 2004 Option Plan further Fulton’s long-term business plan and ensure that the interests of the Executives are aligned with the interests of our shareholders. The Variable Plan does so by offering the Executive the opportunity to earn an annual incentive cash bonus upon achieving both an established corporate performance goal and certain specific individual performance goals, and the 2004 Option Plan does so by offering the Executive the opportunity to earn longer term compensation through stock options and restricted stock.

     As described on page [21] under “Options and Restricted Shares,” the long-term incentive component of Fulton’s executive compensation consists of two types of equity awards, stock options and restricted stock. The Committee believes that the size of these awards relative to total compensation is appropriate for these purposes, while still providing the Executives with the incentive to focus their efforts on achieving long-term performance goals and increasing shareholder value.

     As noted above, the Committee has reviewed the design and operation of Fulton’s incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, and evaluated the relationship between Fulton’s risk management policies and practices and these arrangements. The Committee believes that the combination of cash and equity incentives reflected in Fulton’s executive compensation program is consistent with Fulton’s risk profile as maintained by these policies and practices and does not encourage the Executives to take excessive and unnecessary risks that threaten the value of the Corporation.

     American Recovery and Reinvestment Act of 2009

     The American Recovery and Reinvestment Act of 2009 (the “ARRA”) was signed into law by President Obama on February 17, 2009. This new legislation contains expansive new restrictions on executive compensation for CPP participating financial institutions such as Fulton. The ARRA expands certain executive compensation restrictions and requirements previously imposed by the EESA. As of the date the Committee reviewed this Compensation Discussion and Analysis section, Treasury had not issued new guidelines, and the discussions herein utilize Treasury’s existing executive compensation guidance contained in Treasury’s Interim Final Rules published on October 20, 2008, January 16, 2009 and February 4, 2009.

     Because the regulations required under the ARRA have not yet been issued, the ultimate impact of these limitations on Fulton’s executive compensation program is uncertain. Subject to any future guidelines issued by Treasury, some of the new ARRA executive compensation provisions that will impact Fulton in the future during the period in which any obligation arising from financial assistance authorized by the EESA (the “TARP Assistance Period”) are:

     •    a prohibition on certain payments upon departure to the Executives and any of the next five most highly compensated employees of Fulton;

     •    a prohibition on paying or accruing any bonus, retention award, or incentive compensation to the Executives and the ten next most highly compensated employees during the TARP Assistance Period, except for the payment of long-term restricted stock that does not fully vest during the TARP Assistance Period and that has a value not greater than one-third of the total amount of the annual compensation of the employee receiving the stock; and

     •    a requirement to hold an annual, non-binding shareholder vote to approve the compensation of executives during the TARP Assistance Period.

     In accordance with the ARRA and recent guidance issued by the SEC, the Board of Directors has authorized that a non-binding shareholder vote to approve the Company’s compensation of executives be included in this proxy statement for the 2009 Annual Meeting. See “Non-Binding Proposal Concerning Fulton’s Executive Compensation” on page [41].

     Other provisions of the ARRA require CPP participants, such as Fulton, to establish a board compensation committee that must meet at least semi-annually to discuss and evaluate employee compensation plans to assess any risk posed to the company from the plans, to adopt a company-wide policy regarding “excessive” or “luxury” expenditures, as identified by the secretary of the Treasury and to annually file a written certification of the company’s CEO and CFO as to the company’s compliance with the applicable requirements of the ARRA.

     Use of Consultants

     The Compensation Committee has retained a single external compensation consultant. The Hay Group has been retained by the Committee at various times from 2005 to 2009 to review and directly report to the Committee on certain aspects of executive compensation, as more particularly described below. Fulton does not have a policy that limits the other services that an executive compensation consultant can perform, but Fulton has not engaged the Hay Group for any other projects except for those directed by the Committee and which were limited to engagements involving the compensation of the Executives and Fulton’s directors. Specific instructions and directions given to the consultant and fees to be paid were generally outlined in individual engagement letters with respect to the scope and performance of its duties under each project. In general, however, the Hay Group was instructed and directed to compare Fulton’s current compensation practices with its peers and, based on that comparison, to recommend changes in Fulton’s compensation practices that were consistent with Fulton’s compensation philosophy and objectives.

     In 2008, the Hay Group was engaged to assist the Committee in refining and better articulating Fulton’s compensation philosophy, and to provide advice, analysis and recommendations regarding possible modifications to Fulton’s long-term incentive plans, including the introduction of performance based restricted stock. The Hay Group also performed a compensation market analysis for Fulton’s Executives, and provided a salary increase recommendation for Mr. Wenger in connection with his position change in December 2008.

     Use of Peer Groups

     The Compensation Committee has used two different peer groups of bank holding companies over the last few years for purposes of making a comparative analysis of compensation of Fulton and its peers. The Committee believes that, by focusing more on performance pay opportunities for the Executives as it does in the Variable Plan described below, it can more closely align Fulton’s compensation program with shareholder interests. Fulton utilizes two peer groups. The first group includes bank holding companies that are members of the peer group used by Fulton for purposes of the Performance Graph showing the total return performance for the last five years on page [16] of the Fulton Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Performance Peer Group”). The Performance Peer Group is used to determine the annual option and restricted stock equity awards as discussed below, and to determine whether the performance threshold for the Variable Plan has been achieved. The Performance Peer Group includes bank holding companies that, at the time of selection in 2004, were generally comparable to Fulton in terms of asset size, although they were not necessarily comparable in terms of financial performance.

     For the evaluation of the base salary and other elements of compensation of the Executives, the Hay Group assisted in the development of a second, smaller peer group (the “Comparator Peer Group”). This second peer group consists of a majority of the members from the Performance Peer Group plus one other bank holding company. The Comparator Peer Group members were selected because they generally were, based on 2006 data, similar to Fulton in asset size; operating in the same geographic markets; comparable to Fulton in areas such as lines of business; or in competition with Fulton for executive talent or customers. The Comparator Peer Group, as a group, had a median total asset size of $16 billion based on 2007 data used by the Hay Group. When a peer group member announces that it is being acquired, Fulton has historically deleted the company from the Performance Peer Group and Comparator Peer Group. In December 2008, the Hay Group recommended changes to the Comparator Peer Group as part of a market review of Fulton’s Executive Compensation. First Horizon National Bank and Northwest Bancorp, Inc. were deleted from the Comparator Peer Group because, relative to Fulton, they were different in size. In addition, Fulton had already removed Commerce Bancorp, Inc. and Compass Bancshares, Inc. due to the acquisition of these companies since the Comparator Group was originally formed in 2006. The four replacements proposed by the Hay Group and accepted by the Committee in 2008 were existing members of the Performance Peer Group and they were: BOK Financial Corporation; The Colonial BancGroup, Inc.; First Merit Corporation; and Valley National Bancorp.

     The members of the Performance Peer Group and the Comparator Peer Group as of December 31, 2008 were:

Fulton Peer Group Table

Peer Group Member (Stock Symbol)	Performance	Comparator
Associated Bancorp (ASBC)	X	X
Bancorp South, Inc. (BXS)	X
Bank of Hawaii Corporation (BOH)	X
BOK Financial Corporation (BOKF)	X	X
Citizens Republic Bancorp, Inc. (CRBC)	X
City National Corporation (CYN)	X
The Colonial BancGroup, Inc. (CNB)	X	X
Commerce Bancshares, Inc. (CBSH)	X	X
Cullen/Frost Bankers, Inc. (CFR)	X
First Citizens BancShares, Inc. (FCNCA)	X	X
First Midwest Bancorp, Inc. (FMBI)	X
First Merit Corporation (FMER)	X	X
International Bancshares Corporation (IBOC)	X
Old National Bancorp (ONB)	X
The South Financial Group, Inc. (TSFG)	X	X
Susquehanna Bancshares, Inc. (SUSQ)	X	X
TCF Financial Corporation (TCB)	X	X
Trustmark Corporation (TRMK)	X
UMB Financial Corporation (UMBF)	X
United Bankshares, Inc. (UBSI)	X	X
Valley National Bancorp (VLY)	X	X
Webster Financial Corp. (WBS)		X
Whitney Holding Corporation (WTNY)	X
Wilmington Trust Corporation (WL)	X	X

     Elements of Executive Compensation

     Fulton’s executive compensation program currently provides a mix of base salary, incentive bonus, equity based plans, retirement plans, health plans and other benefits as follows:

     Base Salary. Base salary is a critical element of executive compensation because it provides Executives with a base level of monthly income. Fulton seeks to provide the Executives with a level of cash compensation in the form of base salary appropriate for the person and position. In 2008, the Compensation Committee retained the Hay Group for a review of the annual base pay of the Executives to insure that the Corporation was offering competitive pay. This market analysis review compared each Executive’s level of compensation to similar executives in the Comparator Peer Group discussed above. The methodology utilized by the Hay Group also considered salary data from its financial services database.

     In making recommendations to the Board of Directors regarding the appropriate levels of executive compensation for 2008, the Committee considered each Executive’s level of achievement of his individual performance factors established under the Variable Plan. In setting the base salaries of the Executives, the Compensation Committee also considered and targeted base salary plus other compensation paid by members of the Comparator Peer Group to peer officers with similar job content and responsibilities to the Executives.

     With regard to the compensation paid to the CEO, the Committee considered his performance level based on a scorecard that includes the attainment of performance goals, results of management decisions made by the CEO, earnings of Fulton during the previous year and other factors such as the Committee members’ perspective of his overall performance. With regard to the compensation paid to the other Executives, the Committee considered information provided by the CEO as to each Executive’s level of individual performance, attainment of performance goals, contribution to the organization and salary history during the past four years, as well as the Committee’s own perceptions of the performance of each Executive. The Committee considered Hay Group’s 2008 market analysis in determining the base salary increase for Mr. Wenger’s promotion to President and Chief Operating Officer in December 2008. The current annual base salaries for all the Executives appear in note 1 of the Summary Compensation Table on page [27.]

     Variable Compensation Bonus Plan. The Compensation Committee believes that annual performance-based incentive bonuses are valuable in recognizing and rewarding individual achievement. On May 30, 2006, Fulton’s Board of Directors approved, with the recommendation of the Committee, a cash incentive compensation structure, the Variable Plan.

     Prior to the approval of the Variable Plan in 2006, the Compensation Committee and the Board of Directors, with the assistance of and recommendations from the Hay Group, discussed the use of various performance threshold measures. Fulton’s Variable Plan is designed so that no incentive bonus is paid unless Fulton achieves the predetermined EPS performance threshold metric compared to the Performance Peer Group. For 2006, a threshold performance target was established that required Fulton’s 2006 EPS growth to be in the top two-thirds of the Performance Peer Group in order for the Executives to be eligible for a payment under the Variable Plan. The Committee viewed this performance target as a reachable target, but not a target which guarantees payment of an incentive bonus. The Committee used the same threshold performance target in 2007 and 2008. In future years, however, a different threshold performance target may be used. The Performance Peer Group was selected because it represents a broad, national cross section of companies similar in size to Fulton.

     Under the Variable Plan, if the predetermined EPS threshold is achieved, each Executive is eligible to receive a payout of an established percentage of base salary for prior year performance, with the possibility of achieving a higher amount for superior performance, up to a pre-set maximum. These payouts are based on the results of each Executive’s individual scorecard of critical performance factors that are tailored to his position and job responsibilities. Generally, performance factors that are more directly aligned with the interests of shareholders are given greater weight. Based upon the recommendation from Fulton’s compensation consultant and a market review when the Variable Plan was approved originally, the Compensation Committee determined that the threshold, target and maximum bonus amounts payable to the each Executive should be a percentage of the Executive’s base salary. For Mr. Smith, the percentages are 25%, 50% and 100%, and for the other Executives 17.5%, 35% and 60%, respectively.

     The Compensation Committee understands that stock price performance is subject to a variety of factors. Recognizing that many of these factors are outside Fulton’s control, the Compensation Committee selected the EPS performance metric because it believes it best promotes Fulton’s fundamental business objectives and strategy. At its March 2009 meeting, the Committee determined that Fulton had not achieved the 2008 EPS threshold of being in the top two-thirds of the Performance Peer Group. As a result and due to the current economic and financial environment, no payments under the Variable Plan were awarded to the Executives or other eligible officers of Fulton and its subsidiaries for 2008 performance.

     While the threshold performance metric for 2008 was not achieved, and no payment under the Variable Plan was made to the Executives, the following is a summary of the critical performance factors on the individual scorecards for the Executives, plus the methodology used in determining the scorecard performance of the Executives.

     Mr. Smith’s 2008 scorecard contained four critical performance factors, with each factor weighted according to importance. The first factor was SUPERIOR FINANCIAL PERFORMANCE that included five equally weighted sub-categories: Earnings per Share growth vs. Peers; Five-year average total shareholder return vs. Peers; Net interest income growth vs. Peers; Growth in Core Deposits vs. Peers; and Growth in Loans vs. Peers. The second factor was SUPERIOR OPERATING EFFICIENCY that included the following equally weighted subcategories: Net Charge Offs to Average Loans; Investment Portfolio Performance; and Regulatory Compliance. The third factor was SUPERIOR CUSTOMER SATISFACTION that included Customer Service Management and a Fulton Partners measurement. The fourth performance factor was SUPERIOR EMPLOYEE SATISFACTION that included the following equally weighted subcategories: Management Succession; Corporate Diversity; Corporate Reward Strategy; Employee Morale/Strategic People Initiatives; and Community Involvement.

     In the first performance factor of financial performance, Mr. Smith’s result was to be primarily determined objectively by Fulton’s quartile ranking in its Performance Peer Group for each subcategory. The last three factors involved both objective and subjective measurements. For the objectively measured performance categories, Mr. Smith, depending upon Fulton’s quartile ranking among its peers, could receive a rating of “Excellent Results” (1st Quartile and a numerical score of “4”), “What is expected” (2nd Quartile and a numerical score of “3”), “Making Progress” (3rd Quartile and a numerical score of “2”), or “Below Expectations” (4th Quartile and a numerical score of “1”). The Compensation Committee, based on its subjective determination, uses the same four rankings for determining Mr. Smith’s achievement of the other performance factors. The weighting given to each of the performance factors for Mr. Smith appears in the chart below.

     The scorecards for each of the other Executives were similar to Mr. Smith’s scorecard. As shown in the chart below, each of the Executives had similar critical performance factors. However, each Executive’s scorecard was tailored to his specific position and corresponding job responsibilities through different weights given to each Executive’s performance factors and by the specific subcategories included in each Executive’s performance factors.

     Although several subcategories of each Executive’s performance factors were similar, there were some differences. For example, Mr. Wenger’s SUPERIOR FINANCIAL PERFORMANCE factor included a subcategory of net income growth compared to Fulton's budget as well as peers. Similarly, Mr. Nugent’s SUPERIOR OPERATING EFFICIENCY factor included subcategories for credit rating, interest rate risk, total risk-based capital, tax position, liquidity and funding, efficiency ratio, and expense control for certain departments. For Mr. Shreiner, the SUPERIOR OPERATING EFFICIENCY included lean process improvement. Finally, Mr. Hill’s SUPERIOR CUSTOMER SATISFACTION factors include trainer ranking, trainer attendee satisfaction and a manager/client survey.

     For all of the Executives, the methodology used to determine scorecard performance criteria was to design performance measurement parameters for each factor so each Executive’s actual performance could be measured, for the most part, based on specific objective measurements. However, some subcategories required a subjective measure.

     The following is a tabular summary of the critical performance factors and the weights assigned to each Executive’s 2008 Variable Plan scorecards.

2008 Variable Plan Scorecard for Executives	Smith	Wenger	Nugent	Shreiner	Hill
Critical Performance Factors	Weight	Weight	Weight	Weight	Weight
• Superior Financial Performance	50%	50%	50%	40%	40%
• Superior Operating Efficiency	20%	15%	30%	35%	15%
• Superior Customer Satisfaction	15%	25%	5%	15%	15%
• Superior Employee Satisfaction	15%	10%	15%	10%	30%

     Options and Restricted Shares. Fulton believes equity-based compensation makes the Executives and other eligible officers “think like owners” and therefore aligns their interests with those of Fulton’s shareholders. Pursuant to the 2004 Option Plan approved by the Board of Directors on October 21, 2003, and by shareholders at the 2004 Annual Meeting, Fulton is authorized to award incentive stock options, non-qualified stock options and restricted stock to key employees of Fulton, its affiliate banks and its other subsidiaries. Stock options have been the traditional award type for Fulton, but in 2008 Fulton also awarded restricted stock. Stock options enable the recipients to purchase common stock at the fair market value of the common stock on the designated grant date. The 2004 Option Plan provides that the total number of shares available for grant in any calendar year in the form of stock options or restricted stock is to be determined based on the performance of Fulton, measured in terms of total shareholder return for the immediately preceding five-year period relative to the Performance Peer Group. This process for determining the number of shares available for grant in a particular year is outlined in Section 5.04 of the 2004 Option Plan, as follows:

The number of Shares available for Awards in any calendar year shall be determined depending upon the performance of the Corporation measured in terms of Total Shareholder Return (“TSR”) relative to a Peer Group, determined at the sole discretion of the Compensation Committee, for the five-year period immediately preceding the grant of the Award. The number of Shares available for Awards shall be determined in accordance with the following schedule:

Company’s TSR Ranking among the	Percent of Total Outstanding Shares
Peer Group	Available for Awards
for Prior Five-Year Period	for Plan Year
Top Quartile	1.00%
Second Quartile	0.75%
Third Quartile	0.50%
Fourth Quartile	At the Discretion of the Committee
but limited to no more than 0.50%

     The individual awards of stock options made to the Executives and other eligible officers of Fulton during 2008 were determined by the Board of Directors based on recommendations of the Compensation Committee and management. The Committee did not establish specific target levels for individual performance or corporate profitability for equity awards. The number of options awarded to each Executive is primarily at the discretion of the Committee. Factors that the Committee considers in determining the number of options to be awarded to each Executive include the CEO’s recommendations for the other Executives, previous stock option and restricted stock awards to each Executive, Fulton’s performance and achievement of the Executive’s individual goals under the Variable Plan. Fulton granted a total of 408,529 stock options and restricted shares in 2008, with 66,066 stock options and 10,934 restricted shares granted to the Executives and the remaining 297,912 stock options and 33,617 restricted shares granted to other Fulton employees.

     Fulton believes that equity awards are an appropriate means of compensating the Executives and other officers based on the performance of Fulton, because equity compensation awards have enabled Fulton to retain key management employees with the vesting schedules described below and recruit effectively for qualified outside candidates. Fulton believes that, through its broad-based 2004 Option Plan, the economic interests of its key officers, including the Executives, are more closely aligned to those of the shareholders.

     The 2004 Option Plan provides that the Committee shall determine the vesting date of awards. The 2008 options awarded to the Executives vest one third each year over three years, and the 2008 restricted stock awards vest on a three-year cliff basis. In the case of termination of employment by reason of retirement, an option recipient who retires at age fifty-five or older with five or more years of consecutive employment shall be able to exercise his or her currently exercisable non-qualified options for up to two years from the retirement date (but not beyond the date when the option would otherwise expire). For option or restricted stock recipients who retire at age sixty or older with ten or more years of consecutive employment as defined in the 2004 Option Plan, unexercisable non-qualified options shall become exercisable on the retirement date. Such retirees are able to exercise their options for up to two years from their retirement date (but not beyond the date when the option would otherwise expire). The 2004 Option Plan also provides that unvested restricted stock grants become vested on the retirement date if the recipient retires at age sixty or older with ten or more years of consecutive employment. Upon a change in control, as defined in the 2004 Option Plan, options not previously exercisable and restricted stock subject to restrictions become vested.

     Performance Shares. Fulton has the ability to issue options and restricted shares under the 2004 Option Plan with performance criteria determined by the Committee (“Performance Shares”). The Hay Group was retained during 2008 to consult with Fulton on the design of Performance Share awards. Performance Shares were not awarded in 2008, but the Committee has discussed awarding Performance Shares beginning in 2009 to the Executives and other Fulton employees to further link incentive pay and the overall performance of Fulton on both a short-term and long-term basis.

     Employee Stock Purchase Plan. The Employee Stock Purchase Plan (“ESPP”) was designed to advance the interests of Fulton and its shareholders by encouraging Fulton’s employees and the employees of its affiliate banks and other subsidiaries to acquire a stake in the future of Fulton by purchasing shares of the common stock of Fulton. Currently, Fulton limits payroll deduction and annual employee participation in the ESPP to $7,500.

     Defined Contribution Plan – 401(k) Retirement Plan. Fulton maintains a qualified defined contribution plan (the “Profit Sharing Plan”). Through December 31, 2007, employer contributions were based on a formula providing for an amount not to exceed 15% of each eligible employee’s annual salary (10% for employees hired subsequent to January 1, 1996). All of the Executives participate in the Profit Sharing Plan. Prior to 2007, participants were 100% cliff vested after five years of eligible service. Because of changes in laws and regulations, the Profit Sharing Plan was amended, effective January 1, 2007, to provide for vesting of all participants on a graded vesting schedule resulting in 25% vesting after two years, 50% vesting after three years, 75% vesting after four years and 100% vesting after five years of eligible service. In addition, the Profit Sharing Plan includes a 401(k) feature, which allows employees to defer a portion of their pre-tax salary on an annual basis, with no employer match prior to 2008. Employee contributions under this feature are 100% vested.

     Effective January 1, 2008, the Profit Sharing Plan was re-named the Fulton Financial Corporation 401(k) Retirement Plan (the “401(k) Retirement Plan”) and was amended to provide for employer matching contributions that satisfy a non-discrimination “safe-harbor” available to 401(k) retirement plans. This safe-harbor employer matching contribution will be equal to 100% of each dollar a participant elects to contribute to the 401(k) Retirement Plan, but the amount of contributions that will be matched by Fulton will be limited to 5% of eligible plan compensation. In addition, certain employees are eligible for an employer profit sharing contribution under the 401(k) Retirement Plan, which for 2008 was equal to 5% of a participant’s eligible compensation. Eligibility for this profit sharing contribution is limited to (1) employees hired prior to July 1, 2007, by a Fulton entity that was a 401(k) Retirement Plan employer as of June 30, 2007, and who were not excluded from participation under the 401(k) Retirement Plan prior to January 1, 2008, because of participation under another qualified retirement plan of their employer, and who further have attained age 21 and completed one year of service for eligibility purposes, and (2) employees who were active participants as of December 31, 2007, in the Fulton Financial Affiliates’ Defined Benefit Pension Plan (the “Affiliate’s Pension Plan”), and who, as of such date, ceased accruing additional benefits because of an amendment to the Affiliate’s Pension Plan freezing additional accruals.

     Deferred Compensation Agreements. Fulton’s nonqualified deferred compensation plans include (1) the Fulton Deferred Compensation Plan, under which officers, directors and advisory board members can elect to defer receipt of fees and select management employees can elect to defer receipt of cash compensation, and (2) a series of essentially identical Supplemental Executive Retirement Plan Agreements entered into with a select group of senior managers, including the Executives, for the purpose of crediting them with full contributions each year equal to the contributions they would have otherwise been eligible to receive under the Fulton 401(k) Retirement Plan, if not for the Internal Revenue Code limits on the amount of compensation that can be taken into account under a tax-qualified retirement plan. Fulton’s deferred compensation contributions for the Executive’s in 2008 are stated in footnote [7] in the “Summary Compensation Table” on page [27.] Effective January 1, 2006, the deferred compensation plan accounts of each participant were held and invested under the Fulton Nonqualified Deferred Compensation Benefits Trust with FFA serving as the Trustee. The participants are permitted to individually direct the investment of the deferred amounts into various investment options under the Nonqualified Deferred Compensation Benefits Trust.

     Due to changes made effective January 1, 2008 to the underlying 401(k) Retirement Plan, it was necessary to make certain conforming changes to the design of the Deferred Compensation Plan and the Supplemental Executive Retirement Plan Agreements. The Deferred Compensation Plan was amended primarily for the purpose of enabling a participant to receive the employer matching contribution that would have been available under the 401(k) Retirement Plan but for the Internal Revenue Code limit on compensation that can be taken into account for the purposes of the employee matching contribution. The Supplemental Executive Retirement Plan Agreements were amended primarily to reflect the changes made to the Fulton employer contribution levels in the 401(k) Retirement Plan.

     Defined Benefit Pension Plans. Fulton has not had an historical practice of using defined benefit pension plans to provide employees or the Executives with retirement benefits, but some defined benefit plans have been acquired in different merger transactions over time, and any such acquired plans were continued only for the plan participants. However, none of the Executives participate in the Affiliate’s Pension Plan.

     Survivors’ Benefit Life Insurance and Other Death Benefits. Officers of Fulton and certain of its bank subsidiaries, who had been employed by Fulton for at least five years as of April 1, 1992, are eligible to participate in a survivors' benefit program. This program provides the employee's spouse, in the event of the employee's death prior to retirement, with an annual income equal to the lesser of $25,000 or twenty-five percent of the employee's final annual salary. This benefit is paid from the date of death until the employee's sixty-fifth birthday subject to a minimum of ten annual payments having been made. Messrs. Smith, Wenger, Shreiner and Hill participate in this program because each was hired before April 1, 1992. The estates of these Executives are also eligible for a two times base salary payment (plus an amount equal to applicable individual income taxes due on such amounts) from Fulton pursuant to individual Death Benefit Agreements between Fulton and each Executive, should the Executive die while actively employed by Fulton. Upon the Executive’s retirement, the post retirement benefit payable upon the individual’s death is reduced to $5,000.

     Health, Dental and Vision Benefits. Fulton offers a comprehensive benefits package for health, dental and vision insurance coverage to all full time employees, including the Executives, their spouses and children. Fulton pays a portion of the premiums for the coverage selected, and the amount paid varies with each health, dental and vision plan. All of the Executives have elected one of the standard employee coverage plans available.

     Retiree Benefit Payments. Fulton does not provide post retirement medical, dental and vision benefits to full time employees of Fulton and its affiliates who were hired or joined Fulton as a result of a merger after December 31, 1997. Employees who were hired or joined prior to January 1, 1998, and who retire on or after the attainment of age sixty-five with at least ten years of full time service are eligible for post retirement benefits. Post retirement benefits include health insurance coverage plus death benefits. The level of coverage and the cost to the retiree depends on the retiree’s date of retirement and completed years of full time service after attainment of age forty. As a result of their length of service with Fulton, the Executives are eligible to receive these post retirement benefits at an annual cost to the Executive similar to other employees with the same years of service.

     Other Executive Benefits. Fulton provides the Executives with perquisites and other personal benefits that the Committee believes are necessary for conducting business, reasonable and consistent with the overall compensation program for the CEO and the other Executives. The 2008 amounts are included in the All Other Income column of the Summary Compensation Table on page [27] of this proxy statement. These benefits enable Fulton to attract and retain talented senior officers for key positions, as well as provide the Executives and other senior officers with opportunities to be involved in their communities and directly interact with current and prospective customers of Fulton. The Executives are provided with company owned automobiles, club memberships and other executive benefits consistent with their office and position. Fulton does not have a direct or indirect interest in any corporate aircraft. The Executives travel on commercial aircraft, by train or in vehicles provided by Fulton. In addition, if spouses accompany an Executive when traveling on business or attending a corporate event, Fulton pays the travel and other expenses associated with spousal travel for the Executive. Fulton also includes spousal travel and personal vehicle use as part of the Executive’s reported W-2 income. These items are not “grossed up” by Fulton, and the Executive pays all income taxes on these executive benefit amounts.

     Employment Agreements

     Fulton believes that a company should provide reasonable severance benefits to employees. These severance arrangements are intended to provide the Executives and other employees with a sense of security in making the commitment to dedicate their professional careers to the success of Fulton. With respect to the Executives, these severance benefits reflect the fact that it may be difficult for them to find comparable employment within a reasonable period of time. For most employees, Fulton has a policy that in general provides for severance benefits to be paid upon a layoff or position elimination. The levels of these benefits for the Executives in the change of control context are discussed below under “Termination Without Cause or for Good Reason - Upon or After a Change in Control”.

     On May 30, 2006, Fulton’s Board of Directors approved, with the recommendation of the Compensation Committee and the Hay Group, a form of employment agreement to be used for Fulton’s current and future senior executive officers, including its CEO, President, Chief Financial Officer and Senior Executive Vice Presidents (the “Employment Agreements”). Each Executive’s Employment Agreement commenced when the agreement was executed, does not have a specific term of years and continues until terminated. The Employment Agreements provide that the Executive is to receive a base salary, which is set annually, and is entitled to participate in Fulton’s incentive bonus programs as in effect from time to time. The Executive also is entitled to participate in Fulton’s retirement plans, welfare benefit plans and other benefit programs.

     In their Employment Agreements, Messrs. Smith and Nugent have agreed to restrictions on the sharing of confidential information as well as non-competition and non-solicitation covenants for two years. The Employment Agreements with Messrs. Wenger, Shreiner and Hill contain restrictions on the sharing of confidential information as well as non-competition and non-solicitation covenants for one year. The non-competition and non-solicitation covenants will not apply if the Executive leaves for good reason or if the Executive’s employment is terminated without cause, as defined in the Employment Agreements.

     Effective November 12, 2008, the Employment Agreements were amended and restated solely for the purpose of bringing them into compliance with Internal Revenue Code Section 409A. In addition, as a result of Fulton’s CPP participation, the Executives each executed CPP Letter Agreements effective December 23, 2008, which require, among other things, that all Executive bonus and incentive compensation be subject to recovery or “clawback” by Fulton if it is determined that the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. The CPP Letter Agreements also prohibit certain severance payments to the Executives as described above. The tables and narratives under “Potential Payments Upon Termination” on page [35] set forth the potential post termination benefits payable to the Executives under their Employment Agreements, in a lump sum or over a period of time, with any known CPP limitations included, upon certain termination events assuming that the Executive’s employment was terminated as of December 31, 2008. However, because the regulations required under the ARRA have not yet been issued, the ultimate impact of these CPP limitations on Fulton’s executive compensation program is uncertain.

     Other Elements

     162(m) and Tax Consequences. Although Fulton takes into account deductibility of compensation, tax deductibility is not a primary objective of its compensation programs. Section 162(m) of the Internal Revenue Code disallows the deductibility by Fulton of any compensation over $1 million per year paid to certain members of Senior Management unless certain criteria are satisfied. As a result of Fulton’s CPP participation, this limit is further reduced to $500,000 by the EESA pursuant to Treasury rules, as amended.

     409A Changes. Section 409A of the Internal Revenue Code, effective January 1, 2005, defines what constitutes a “nonqualified deferred compensation plan,” conditions income tax deferrals under such plans on their compliance with certain distribution, acceleration, election and funding restrictions, and also imposes excise tax and interest penalties for noncompliance. In order to preserve intended tax deferrals and to avoid the imposition of excise taxes and interest penalties, Fulton has identified all such nonqualified deferred compensation plans it maintains and to the extent necessary, timely amended each, to meet the Section 409A requirements, and to alter the administration of each, where necessary, to comply with Section 409A. With respect to Senior Management, in particular, the deferred compensation agreements and the Employment Agreements and other agreements summarized above have been amended and restated as of November 12, 2008 for Section 409A compliance.

     Discussion of Option Grant Timing. Fulton does not have a formal policy as to when options are granted during the year. However, the Compensation Committee and Board of Directors historically have met in June of each year to consider and award options to the Executives and other officers. Fulton does not back date options or grant them retroactively, and does not coordinate option grants with the release of positive or negative corporate news. The 2004 Option Plan does not permit the award of discounted options, the reload of stock options or the re-pricing of stock options. Pursuant to the terms of the 2004 Option Plan, option prices are determined based on the average of the high and low trading price on the grant date. Historically, Fulton has granted options on or about July 1, as opposed to the date of the June meeting when action is taken by the Compensation Committee and Board of Directors to grant each award.

     Stock Ownership Guidelines. Fulton believes that broad based stock ownership by directors, officers and employees is an effective method to align the interests of its directors, officers and employees with the interests of its shareholders. Fulton does not have a qualifying share requirement for Fulton directors or the Executives and does not have a formal share ownership policy for directors, or any group of officers or employees, at the present time.

     Senior Management Succession. The topic of senior management succession is discussed and reviewed from time to time at Fulton. At the December 2008 Executive Committee meeting, senior officers in Fulton’s Human Resources department discussed and reviewed the succession planning processes used by management to identify successors for each Executive at Fulton, middle management at Fulton, senior management at each of Fulton’s bank subsidiaries, and within each division for those banks with divisions.

Compensation Committee Report

     The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management at their February 26, 2009 and March 5, 2009 meetings and, based on the review and discussions, the members of the Compensation Committee present at the latter meeting recommended to the Board of Directors that the Compensation Discussion and Analysis above be included with or incorporated in Fulton's Annual Report on Form 10-K for the year ended December 31, 2008, and the 2009 annual proxy statement, as applicable.

     The Compensation Committee certifies that it has reviewed with Fulton’s senior risk officers the Executives’ incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the Executives to take unnecessary and excessive risks that threaten the value of Fulton.

Executive Compensation Committee

     Patrick J. Freer, Chair
John O. Shirk, Vice Chair
Jeffrey G. Albertson
Donald M. Bowman, Jr.
George W. Hodges
Donald W. Lesher, Jr.

SUMMARY COMPENSATION TABLE

Name and Principal	Year	Salary [1]	Bonus [2]	Stock	Option	Non-Equity	Change in	All Other	Total
Position				Awards [3]	Awards [4]	Incentive	Pension	Compensa-
						Plan	Value and	tion [7]
						Compensa-	Non-
						tion [5]	qualified
							Deferred
							Compen-
							sation
							Earnings [6]

		($)	($)	($)	($)	($)	($)	($)	($)
R. Scott Smith, Jr.	2008	786,697	0	32,545	44,066	0	0	104,945	968,253
Chairman and Chief	2007	763,213	0	0	225,840	0	0	133,718	1,122,771
Executive Officer of	2006	734,946	28,267	0	70,713	381,607	0	142,667	1,358,200
Fulton Financial
Corporation

E. Philip Wenger	2008	369,231	0	2,830	51,145	0	0	66,768	489,974
President and Chief	2007	350,000	0	0	58,715	0	0	79,729	488,444
Operating Officer of	2006	309,056	11,887	0	42,043	112,330	0	79,629	554,945
Fulton Financial
Corporation

Charles J. Nugent	2008	489,939	0	25,471	70,162	0	0	74,758	660,330
Senior Executive Vice	2007	478,400	0	0	147,152	0	0	95,655	721,207
President and Chief	2006	460,682	17,718	0	59,396	167,440	0	97,645	802,881
Financial Officer of
Fulton Financial
Corporation

James E. Shreiner	2008	322,154	0	7,837	60,161	0	0	49,677	439,829
Senior Executive Vice	2007	306,000	0	0	61,850	0	0	57,625	425,475
President of Fulton	2006	280,777	10,799	0	42,043	102,052	0	53,863	489,534
Financial Corporation -
Administrative Services

Craig H. Hill [8]	2008	222,777	0	2,830	43,283	0	0	47,711	316,601
Senior Executive Vice	2007	-	-	-	-	-	-	-	-
President of Fulton	2006	-	-	-	-	-	-	-	-
Financial Corporation

____________________

1 Represents the 2006, 2007 and 2008 base salary amounts earned for each of the Executives named in this table. In March 2008, the Executive Compensation Committee made base salary adjustments effective April 2008 and Fulton set the annual base salaries for Messrs. Smith, Wenger, Nugent, Shreiner and at Hill, $793,742, $375,000, $493,400, $327,000 and $227,000, respectively. With respect to Mr. Wenger, his base salary was increased to $425,000 effective in December 2008 when he was promoted to President and Chief Operating Officer. With respect to Mr. Hill, 2008 is his first year as a named executive officer in the proxy statement and therefore only his 2008 data is provided.
2 Represents a two-week holiday bonus paid in 2006 to the Executives and other Fulton employees. The Compensation Committee has decided to discontinue the payment of this bonus for the Executives and other officers who participate in the Variable Plan. The Executives were not eligible to receive the holiday bonus in 2008 or 2007.
3 Amounts represent the compensation expense for restricted stock recognized in Fulton’s Consolidated Statements of Operations for 2008, under the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“Statement 123R”). The per-share fair value of shares awarded in 2008 was $9.965, which is equal to the average of the high and low trading prices of Fulton stock on July 1, 2008, the date the shares were awarded. There were no restricted stock awards prior to 2008. There were no forfeitures of restricted stock during 2008 by any of the Executives, and the expense being recognized for restricted stock also assumes that none of the restricted stock will be forfeited. Under Fulton’s 2004 Option Plan, restricted stock cliff vests 36 months following the grant date, unless the Compensation Committee and the Board of Directors determines that a different vesting period is appropriate. Restricted stock vests immediately upon retirement if the holder of the restricted stock has attained both age 60 and 10 years of continuous service with Fulton. As required by Statement 123R, compensation expense is recognized evenly over the 36-month vesting period or over the period from the date of grant to the period when the holder attains both age 60 and 10 years of continuous service, if shorter.

4 Amounts represent the compensation expense for stock option awards recognized in Fulton’s Consolidated Statements of Operations in 2008, 2007 and 2006, under the provisions of Statement 123R. The per-option fair value of options granted in 2008, 2007, 2006 and 2005 was $0.905, $1.78, $2.39 and $2.40, respectively. A discussion of the significant assumptions used to determine these fair values can be found in Note M, which starts on page [82] in the Notes to Consolidated Financial Statements, “Stock-Based Compensation Plans and Shareholders' Equity” located in the Fulton Financial Corporation Annual Report on Form 10-K for the year ended December 31, 2008. There were no forfeitures of options during 2008, 2007 and 2006 by any of the Executives. On June 30, 2008, the following options granted in July 1998 expired unexercised: Mr. Smith – 36,172; Mr. Nugent – 33,758; Mr. Hill – 12,051; Mr. Shreiner – 21,479; and Mr. Wenger – 13,808. The expense being recognized for grants also assumes that none of the options will be forfeited or expire unexercised. There can be no assurance that the Executives will ever realize these values in the future, or that the options will ever be exercised. Under Fulton’s 2004 Option Plan, options granted in 2007, 2006 and 2005 cliff vest 36 months following their grant date. The 2008 grant vests in equal amounts 12, 24 and 36 months following the grant date. In 2007, the 2004 Option Plan was amended to provide for immediate vesting of options upon retirement but only if the holder of the options has attained both age 60 and 10 years of continuous service with Fulton. This amendment was applicable to options granted in 2008, 2007 and 2006. As required by Statement 123R, compensation expense is recognized evenly over the 36-month vesting period or over the period from the date of grant to the period when the option holder attains both age 60 and 10 years of continuous service, if shorter.

The following table provides additional detail on the compensation expense recognized in 2008 for stock option awards of the Executives.

Name	2008 Option	2007 Option	2006 Option	2005 Option	Total 2008 Stock	Grant Date Fair
	Grant -	Grant -	Grant -	Grant -	Option Expense	Value
	Compensation	Compensation	Compensation	Compensation		of 2008 Stock
	Expense	Expense	Expense	Expense		Options
	Recognized in	Recognized in	Recognized in	Recognized in		(e)
	2008	2008	2008	2008
	(a)	(b)	(c)	(d)

	($)	($)	($)	($)	($)	($)
R. Scott Smith, Jr.	17,859	0	0	26,206	44,066	17,859
E. Philip Wenger	1,553	14,248	19,096	16,248	51,145	9,318
Charles J. Nugent	13,977	21,372	12,276	22,537	70,162	13,977
James E. Shreiner	4,301	20,517	19,096	16,248	60,161	9,318
Craig H. Hill	1,553	14,248	19,096	8,386	43,283	9,318

(a)	Messrs. Smith and Nugent had attained age 60 and 10 years of continuous service when stock options were granted in July 2008. Accordingly, the entire grant date fair value was recognized as compensation expense in 2008. Mr. Shreiner had attained 10 years of continuous service when stock options were granted in July 2008 and will attain age 60 in August 2009. Compensation expense is being recognized ratably over this 13-month period as it is shorter than the normal 36-month vesting period. Mr. Wenger and Mr. Hill had attained 10 years of continuous service when stock options were granted in July 2008, but will not attain age 60 until subsequent to the 36-month vesting period; accordingly, compensation expense is being recognized over the normal 36-month vesting period.

(b)	Mr. Smith had attained age 60 and 10 years of continuous service when stock options were granted in July 2007. Accordingly, the entire grant date fair value was recognized as compensation expense in 2007. Mr. Nugent had attained 10 years of continuous service when stock options were granted in July 2007 and attained age 60 in April 2008. Compensation expense was recognized ratably over this 9-month period as it was shorter than the normal 36-month vesting period. Mr. Shreiner had attained 10 years of continuous service when stock options were granted in July 2007 and will attain age 60 in August 2009. Compensation expense is being recognized ratably over this 25-month period as it is shorter than the normal 36-month vesting period. Mr. Wenger and Mr. Hill had attained 10 years of continuous service when stock options were granted in July 2007, but will not attain age 60 until subsequent to the 36-month vesting period; accordingly, compensation expense is being recognized over the normal 36-month vesting period.

(c)	Represents compensation expense related to options granted in July 2006. In 2006, six months of expense, or 1/6th of the total grant date fair value, was recognized in 2006 for each of the Executives. When the 2004 Option Plan was amended in 2007, the remaining 30 months, or 5/6th, of the grant date fair value for the 2006 grant for Mr. Smith was recognized in full in 2007. Recognition of compensation expense for the 2006 grant for Mr. Nugent was accelerated to be recognized ratably over 21 months from the date of the grant. There were no adjustments to the recognition of compensation expense for Messrs. Wenger, Shreiner and Hill; the amounts shown represent 12 months, or 1/3, of the grant date fair value of the 2006 stock option grant.

(d)	Represents compensation expense related to options granted in July 2005, which is being recognized evenly over the 36 month vesting period for each named executive. Amounts shown represent 6 months, or 1/6th, of the grant date fair value of the 2005 stock option grant.

(e)	The Statement 123R total grant date fair value for 2008 awards is provided for reference and is also reported in “Grants of Plan-Based Awards Table”. See also “Outstanding Equity Awards at Fiscal Year-End Table.”

5 Amounts listed for 2006 are Non-Equity Incentive Plan Compensation cash payments approved by the Compensation Committee on March 19, 2007 for 2006 performance pursuant to Fulton’s Variable Plan. The Compensation Committee determined at its March 5, 2008 meeting that because Fulton did not achieve the 2007 performance threshold established for the Variable Plan, no Non-Equity Incentive Plan Compensation cash payments would be paid to the Executives for 2007. The Compensation Committee determined at its March 5, 2009 meeting that Fulton did not achieve the 2008 performance threshold established for the Variable Plan, therefore, no Non-Equity Incentive Plan Compensation cash payments would be paid to the Executives for 2008.
6 Fulton has determined that the Executives did not receive above-market earnings on their nonqualified deferred compensation accounts and therefore such earnings are not required to be reported in this table column for 2008, 2007 and 2006. All participants in the non-qualified deferred compensation plan, which also includes senior managers other than the Executives, are permitted to select various investment options listed in footnote 2 of the “Nonqualified Deferred Compensation Table” below. The rate of return for an individual participant’s account is based on the performance of the various standard investment options selected by each participant.
7 All Other Compensation includes Fulton’s payments for Qualified Profit Sharing Plan Contributions, Non-Qualified Profit Sharing Plan Contributions, club membership fees, use of company provided automobiles and certain travel expenses where spouses traveled with the executives and attended Fulton events. The methodology to calculate the aggregate incremental cost of perquisites and other personal benefits was to use the amount disbursed for the items. Where a benefit involved assets owned by Fulton, an estimate of the incremental cost was used. For 2008, amounts for vehicles include the cost of related items attributed to the company provided vehicle including depreciation, gasoline, maintenance and an insurance premium estimate of $947 for each vehicle on Fulton’s corporate auto policy. The “Other Perquisites” column includes spousal travel, employee service awards paid to all employees for service and other small benefits that individually are less than ten percent of all perquisites received by the Executive. The breakdown and total of all other compensation for each Executive for 2008, 2007, and 2006 is shown in the table below:

Name	Year	Qualified Profit	Non-Qualified	Club	Use of	Other	Total All
		Sharing Plan	Profit Sharing	Memberships	Company	Perquisites	Other
		Company	Plan Company		Provided		Compensation
		Contribution	Contribution		Automobiles
		($)	($)	($)	($)	($)	($)
R. Scott Smith, Jr.	2008	23,000	55,713	11,206	11,324	3,702	104,945
	2007	33,750	80,732	10,562	7,158	1,516	133,718
	2006	33,000	77,242	15,275	13,454	3,696	142,667
E. Philip Wenger	2008	23,000	13,923	14,178	14,911	756	66,768
	2007	33,750	18,750	14,090	12,001	1,138	79,729
	2006	33,000	13,358	18,834	13,424	1,013	79,629
Charles J. Nugent	2008	23,000	25,994	12,358	10,239	3,167	74,758
	2007	33,750	38,010	11,096	12,583	216	95,655
	2006	33,000	36,102	10,623	14,223	3,697	97,645
James E. Shreiner	2008	23,000	9,215	9,128	7,910	424	49,677
	2007	33,750	12,150	8,251	3,016	458	57,625
	2006	33,000	9,117	7,649	3,263	834	53,863
Craig H. Hill	2008	19,623	0	12,303	14,248	1,537	47,711
	2007	-	-	-	-	-	-
	2006	-	-	-	-	-	-

8 Mr. Hill replaces Mr. Richard J. Ashby, Jr. in this Proxy Statement as a named executive officer. Mr. Ashby retired as an executive officer of Fulton effective March 28, 2008. As a new named executive officer, only 2008 data is provided for Mr. Hill.

GRANTS OF PLAN BASED AWARDS

Name	Grant	Approval	Estimated Future or			Estimated Future or			All Other	All Other	Exercise	Closing	Grant Date
	Date	Date[1]	Possible Payouts Under			Possible Payouts Under			Stock	Option	or Base	Price on	Fair Value
			Non-Equity Incentive Plan			Equity Incentive Plan			Awards:	Awards:	Price of	Grant	of Stock and
			Awards[2]			Awards			Number	Number of	Option	Date[6]	Option
			Thresh-	Target	Maxi-	Thresh-	Target	Maxi-	of Shares	Securities	Awards[5]		Awards [7]
			old		mum	old		mum	of Stock	Underlying
									or Units[3]	Options[4]
			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
R. Scott Smith, Jr.	7/1/2008	6/17/2008	-	-	-	-	-	-	3,266	19,734	9.965	10.15	50,405
E. Philip Wenger	7/1/2008	6/17/2008	-	-	-	-	-	-	1,704	10,296	9.965	10.15	26,298
Charles J. Nugent	7/1/2008	6/17/2008	-	-	-	-	-	-	2,556	15,444	9.965	10.15	39,447
James E. Shreiner	7/1/2008	6/17/2008	-	-	-	-	-	-	1,704	10,296	9.965	10.15	26,298
Craig H. Hill	7/1/2008	6/17/2008	-	-	-	-	-	-	1,704	10,296	9.965	10.15	26,298
____________________

1 As consistent with past option award practice, Fulton approved the 2008 options at the June Compensation Committee and Board meetings both held on June 17, 2008, with a future grant date of July 1, 2007. The low trading, high trading, closing, and average of high/low trading prices of Fulton stock on June 17, 2008 were $10.68, $11.26, $10.76 and $10.97, respectively.
2 The Executives will not receive a cash bonus payment for 2008 under the Variable Plan which is discussed on page [19]. The Compensation Committee determined at its March 5, 2009 meeting that Fulton did not achieve the 2008 performance threshold established for the Variable Plan, therefore, no Non-Equity Incentive Plan Compensation cash payments would be paid to the Executives for 2008.
3 Restricted shares awarded pursuant to the 2004 Option Plan on July 1, 2008 will cliff vest three years from the date of the grant on July 1, 2011.
4 Options awarded pursuant to the 2004 Option Plan on July 1, 2008 will vest as follows: one third on July 1, 2009, one third on July 1, 2010 and remaining options shall vest on July 1, 2011.
5 Determined pursuant to the terms of the 2004 Option Plan as the average of the highest and lowest trading price of Fulton stock on the grant date. The July 1, 2008 high trading and low trading prices were $10.22 and $9.71, respectively.
6 Closing price of Fulton stock on the June 17, 2008 Approval Date was $10.68.
7 Statement 123R Fair Value of restricted shares and stock options awarded in 2008. There can be no assurance that the Executives will ever exercise the options or realize the amounts listed in the future.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards[1]					Stock Awards [2]
Name	Number	Number of	Equity	Option	Option	Number of	Market	Equity	Equity
	of	Securities	Incentive	Exercise	Expiration	Shares or	Value of	Incentive	Incentive
	Securities	Underlying	Plan Awards:	Price	Date	Units of	Shares or	Plan	Plan Awards:
	Underlying	Unexercised	Number of	($)		Stock That	Units of	Awards:	Market or
	Unexercised	Options	Securities			Have Not	Stock That	Number of	Payout Value
	Options	(#)	Underlying			Vested	Have Not	Unearned	of Unearned
	(#)	Unexercisable	Unexercised			(#)	Vested	Shares,	Shares, Units
	Exercisable	[3]	Unearned				($)	Units or	or Other
			Options				[4]	Other	Rights That
			(#)					Rights That	Have Not
								Have Not	Vested
								Vested	($)
								(#)
R. Scott Smith, Jr.	30,580	0	0	10.38	6/30/2010	-	-	-	-
R. Scott Smith, Jr.	41,603	0	0	11.32	6/30/2011	-	-	-	-
R. Scott Smith, Jr.	41,530	0	0	13.35	6/30/2012	-	-	-	-
R. Scott Smith, Jr.	41,344	0	0	14.44	6/30/2013	-	-	-	-
R. Scott Smith, Jr.	72,189	0	0	15.38	6/30/2014	-	-	-	-
R. Scott Smith, Jr.	65,625	0	0	17.12	6/30/2015	-	-	-	-
R. Scott Smith, Jr.	0	46,000	0	15.89	6/30/2016	-	-	-	-
R. Scott Smith, Jr.	0	46,000	0	14.415	6/30/2017	-	-	-	-
R. Scott Smith, Jr.	0	19,734	0	9.965	6/30/2018	-	-	-	-
R. Scott Smith, Jr.	-	-	-	-	-	3,311	31,852	0	0
E. Philip Wenger	13,295	0	0	10.38	6/30/2010	-	-	-	-
E. Philip Wenger	18,090	0	0	11.32	6/30/2011	-	-	-	-
E. Philip Wenger	19,898	0	0	13.35	6/30/2012	-	-	-	-
E. Philip Wenger	20,673	0	0	14.44	6/30/2013	-	-	-	-
E. Philip Wenger	45,939	0	0	15.38	6/30/2014	-	-	-	-
E. Philip Wenger	40,687	0	0	17.12	6/30/2015	-	-	-	-
E. Philip Wenger	0	24,000	0	15.89	6/30/2016	-	-	-	-
E. Philip Wenger	0	24,000	0	14.415	6/30/2017	-	-	-	-
E. Philip Wenger	0	10,296	0	9.965	6/30/2018	-	-	-	-
E. Philip Wenger	-	-	-	-	-	1,727	16,614	0	0
Charles J. Nugent	28,679	0	0	10.38	6/30/2010	-	-	-	-
Charles J. Nugent	35,815	0	0	11.32	6/30/2011	-	-	-	-
Charles J. Nugent	35,742	0	0	13.35	6/30/2012	-	-	-	-
Charles J. Nugent	35,832	0	0	14.44	6/30/2013	-	-	-	-
Charles J. Nugent	63,001	0	0	15.38	6/30/2014	-	-	-	-
Charles J. Nugent	56,437	0	0	17.12	6/30/2015	-	-	-	-
Charles J. Nugent	0	36,000	0	15.89	6/30/2016	-	-	-	-
Charles J. Nugent	0	36,000	0	14.415	6/30/2017	-	-	-	-
Charles J. Nugent	0	15,444	0	9.965	6/30/2018	-	-	-	-

Charles J. Nugent	-	-	-	-	-	2,591	24,925	0	0
James E. Shreiner	16,333	0	0	10.38	6/30/2010	-	-	-	-
James E. Shreiner	20,260	0	0	11.32	6/30/2011	-	-	-	-
James E. Shreiner	21,706	0	0	13.35	6/30/2012	-	-	-	-
James E. Shreiner	20,673	0	0	14.44	6/30/2013	-	-	-	-
James E. Shreiner	45,939	0	0	15.38	6/30/2014	-	-	-	-
James E. Shreiner	40,687	0	0	17.12	6/30/2015	-	-	-	-
James E. Shreiner	0	24,000	0	15.89	6/30/2016	-	-	-	-
James E. Shreiner	0	24,000	0	14.415	6/30/2017	-	-	-	-
James E. Shreiner	0	10,296	0	9.965	6/30/2018	-	-	-	-
James E. Shreiner	-	-	-	-	-	1,727	16,614	0	0
Craig H. Hill	9,497	0	0	10.38	6/30/2010	-	-	-	-
Craig H. Hill	11,758	0	0	11.32	6/30/2011	-	-	-	-
Craig H. Hill	9,407	0	0	13.35	6/30/2012	-	-	-	-
Craig H. Hill	9,648	0	0	14.44	6/30/2013	-	-	-	-
Craig H. Hill	19,689	0	0	15.38	6/30/2014	-	-	-	-
Craig H. Hill	21,000	0	0	17.12	6/30/2015	-	-	-	-
Craig H. Hill	0	24,000	0	15.89	6/30/2016	-	-	-	-
Craig H. Hill	0	24,000	0	14.415	6/30/2017	-	-	-	-
Craig H. Hill	0	10,296	0	9.965	6/30/2018	-	-	-	-
Craig H. Hill	-	-	-	-	-	1,727	16,614	0	0
____________________

1 The number of securities underlying the options and the option exercise price has been adjusted for stock dividends and stock splits, if any, that have occurred since the option grant date.
2 Restricted stock awards listed were all granted July 1, 2008 and will cliff vest on July 1, 2011. Pursuant to the 2004 Option Plan, dividends paid by Fulton on restricted stock awards are reinvested and subject to the same restrictions of the original award. Therefore, the number of securities underlying the restricted stock awards has been adjusted as of December 31, 2008 for dividends that have occurred since the grant date.
3 Options with an expiration date of June 30, 2016 will vest July 1, 2009, options with an expiration date of June 30, 2017 will vest July 1, 2010, and options with an expiration date of June 30, 2018 will vest as follows: one third on July 1, 2009, one third on July 1, 2010 and the remaining options will vest on July 1, 2011. On June 30, 2008, the following options granted in July 1998 expired unexercised: Mr. Smith – 36,172; Mr. Nugent – 33,758; Mr. Hill – 12,051; Mr. Shreiner – 21,479; and Mr. Wenger – 13,808.
4 Market value of restricted shares is based on the December 31, 2008 closing price of $9.62.

OPTION EXERCISES AND STOCK VESTED

	Option Awards [1]		Stock Awards
Name	Number of	Value Realized	Number of	Value Realized
	Shares	on Exercise [2]	Shares	on Vesting
	Acquired		Acquired
	on Exercise		on Vesting
	(#)	($)	(#)	($)
R. Scott Smith, Jr.	32,907	149,727	0	0
E. Philip Wenger	12,962	56,478	0	0
Charles J. Nugent	30,911	140,645	0	0
James E. Shreiner	17,949	81,668	0	0
Craig H. Hill	11,167	28,476	0	0
____________________

1 The numbers of securities underlying the options and the option exercise price have been adjusted for stock dividends and stock splits that have occurred since the date of grant.
2 Messers. Smith, Nugent, Shreiner and Wenger exercised options on September 19, 2008. Mr. Hill exercised options on September 17, 2008.

PENSION BENEFITS

Name[1]	Plan Name	Number of Years	Present	Payments During
		Credited Service	Value of Accumulated	Last Fiscal Year
Benefit
		(#)	($)	($)
R. Scott Smith, Jr.	NA	-	-	-
E. Philip Wenger	NA	-	-	-
Charles J. Nugent	NA	-	-	-
James E. Shreiner	NA	-	-	-
Craig H. Hill	NA	-	-	-
____________________

1 In 2008, none of the Executives participated in or had an account balance in any qualified or non-qualified defined benefit plans sponsored by Fulton or any Fulton affiliate bank.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive	Registrant	Aggregate Earnings	Aggregate	Aggregate Balance
	Contributions in Last	Contributions in Last	in Last FY [2]	Withdrawals/	at Last FYE [3]
	FY	FY [1]		Distributions
	($)	($)	($)	($)	($)
R. Scott Smith, Jr.	27,835	55,713	(164,564)	0	510,127
E. Philip Wenger	6,962	13,923	561	0	69,706
Charles J. Nugent	12,997	25,994	(92,498)	0	266,154
James E. Shreiner	4,850	9,215	(22,274)	0	46,243
Craig H. Hill[4]	0	0	0	0	0
____________________

1 Fulton’s contributions toward nonqualified deferred compensation for each of the Executives are listed in this column. See the table contained in footnote [7] of the Summary Compensation Table on page [27]. Amounts listed as registrant contributions in this Nonqualified Deferred Compensation Table are also included as part of the Executives’ “Total All Other Compensation” in the Summary Compensation Table. 2008 contributions were credited to each of the Executive’s accounts in January 2009.
2 Accounts for Messrs. Smith, Nugent and Shreiner lost value in 2008 due to investment losses. The Executives direct the investment of their nonqualified deferred compensation contributions into various standard investment options offered from a set menu of investment funds. In 2008, the available investment funds included Goldman Sachs Financial Square Money Market Fund, Goldman Sachs Core Fixed Income I Fund, Vanguard Windsor II Fund, T. Rowe Price Growth Stock Fund, Vanguard 500 Index Fund, Goldman Sachs Growth Opportunity I Fund, Vanguard Small Cap Index Fund, Fidelity Adv Small Cap I Fund and Fidelity Adv Div International I Fund. The Executives may change their individual elections by completing a new election form. A discussion of the Deferred Compensation Agreements and Defined Benefit Pension Plans is included on page [23].
3 Balances include the 2008 contributions made by Fulton and credited to the Executives’ accounts in January 2009.
4 Mr. Hill did not have a Nonqualified Deferred Compensation account in 2008.

POTENTIAL PAYMENTS UPON TERMINATION

     The following is a narrative summary with tables with respect to potential payment to the Executives upon certain termination events and assumptions as of December 31, 2008. These arrangements, the elements of compensation and the Employment Agreements are also discussed in the Compensation Discussion and Analysis above.

     Voluntary Termination. In the event an Executive's employment is voluntarily terminated by the Executive other than for “Good Reason,” Fulton’s obligations are limited to the payment of the Executive's base salary through the effective date of the Executive's termination date, together with any applicable expense reimbursements and all accrued and unpaid benefits and vested benefits in accordance with the applicable employee benefit plans. No other payments are required. Good Reason is defined in the Employment Agreements to include a breach by Fulton of its material obligations without remedy, a significant change in the Executive’s authority, duties, compensation or benefits, or a relocation outside a certain distance where the Executive previously was based.

     Termination For Cause. If an Executive's employment is terminated for “Cause,” Fulton is not obligated to make any further payments to the Executive under the Employment Agreement, other than amounts (including salary, expense reimbursement, etc.) accrued under the Employment Agreements as of the date of such termination. Cause is defined in the Employment Agreement to include an act of dishonesty constituting a felony, use of alcohol or other drugs which interferes with the performance by the Executive of the Executive’s duties, intentional refusal by the Executive to perform duties, or conduct that brings public discredit on or injures the reputation of the Corporation.

     Termination Without Cause or for Good Reason - Before a Change in Control. If an Executive terminates the Executive’s employment for Good Reason or his employment is terminated by Fulton “Without Cause,” defined in the Employment Agreement to include any reason other than Cause, the Executive is entitled to receive his base salary for a specified period of time and, in the sole discretion of Fulton, the Executive also may receive an additional cash bonus. For Messrs. Smith and Nugent, the specified period of time is two years. For the other Executives, that period is one year. After a termination Without Cause or for Good Reason, the Executive also would continue to participate in employee health and other benefit plans for which the Executive is eligible during the specified time period. If the Executive is not eligible to continue to participate in any employee benefit plan, the Executive will be compensated on an annual basis for such plan at Fulton’s cost plus a gross up for any taxes applicable thereto. Assuming that each Executive's employment was terminated Without Cause or for Good Reason as of December 31, 2008 and that these payments were not limited by the CPP Letter Agreements, with no discretionary cash bonus awarded to the Executives, each would have received the following post termination benefits:

Name	Salary Lump Sum	Health Benefits Estimate	Total Termination Without Cause or for Good
			Reason Payment
	($)	($)	($)
R. Scott Smith, Jr.	1,587,484	24,000	1,611,484
E. Philip Wenger	425,000	12,000	437,000
Charles J. Nugent	986,800	24,000	1,010,800
James E. Shreiner	327,000	12,000	339,000
Craig H. Hill	227,000	12,000	239,000
Total	3,553,284	84,000	3,637,284

     Termination Without Cause or for Good Reason - Upon or After a Change in Control. The Executives and other employees have built Fulton into the successful enterprise that it is today, and Fulton believes that it is important to protect them in the event of a “Change in Control.” Further, Fulton believes that the interests of shareholders will be best served if the interests of the Executives are aligned with them, and providing Change in Control benefits should eliminate or mitigate any reluctance of the Executives to pursue potential Change in Control transactions that may be in the best interests of shareholders. Based on the recommendations and review of typical Change in Control provisions offered by peers performed by the Hay Group in 2006, Fulton believes that the potential Change in Control benefits it offers are typical for the financial services industry and reasonable relative to the overall value of Fulton.

     A Change in Control is now defined in the Employment Agreements to include the acquisition of the beneficial ownership of fifty percent or more of the total fair market value or voting power of the stock of Fulton by any one person or group of persons acting in concert, a majority change in the composition of the Board of Fulton during any period of twelve consecutive months, the acquisition by any person or group of persons acting in concert during any twelve month period of thirty percent or more of the total voting power of the stock of Fulton or of forty percent or more of the total gross fair market value of all of the assets of Fulton. If, during the period beginning ninety days before a Change in Control and ending two years after such Change in Control, an Executive is terminated by Fulton Without Cause or an Executive resigns for Good Reason, Fulton is required to pay the Executive a multiple of the sum of the Executive’s: (i) base salary immediately before the Change in Control; and (ii) the highest annual cash bonus or other incentive compensation awarded over the prior three years. The Executive also is entitled to receive an aggregate amount equal to Fulton’s retirement plan contributions for the multiple period under each retirement plan in which the Executive was a participant immediately prior to the Executive's termination. The Committee set the Change in Control payment multiple at three years in the Employment Agreements for Messrs. Smith and Nugent because this was the multiple used in their prior severance agreements. For Messrs. Wenger, Shreiner and Hill, the Committee set the multiple at two years. The Employment Agreements also provide for certain other post-termination benefits, such as up to $10,000 for outplacement services.

     The value of restricted stock vesting in this table and the tables below is based on the December 31, 2008 value of all the restricted shares awarded to the Executives in 2008 as shown in the Outstanding Equity Awards at Fiscal Year-End Table on page [31.] Generally, the 2004 Option Plan provides for vesting of restricted shares upon a Change in Control, disability or death of an Executive and the year end values are included in the tables below were appropriate. Since no Variable Plan bonuses were paid in 2008 or 2007, the table below uses the 2006 Variable Plan bonus award to calculate the cash bonus lump sum. Assuming that, as of December 31, 2008, each Executive’s employment was terminated upon or after a Change in Control Without Cause or for Good Reason and that these payments were limited to the CPP Letter Agreement amounts, each Executive would have received the following post termination benefits:

Name	Salary	Cash	Lump	Tax Gross	Health	Value of	Maximum	Change in	Total Pymt
	Lump	Bonus	Sum of	Up	Benefits,	Restricted	Change in	Control	To Executive
	Sum	Lump	Future		Clubs,	Stock	Control	Reduction	Permitted for
		Sum	Qualified		Cars &	Vesting	Pymt	Required by	a Change in
			and Non-		Other		Permitted	CPP Letter	Control of
			qualified		Benefits		Under	Agreement	Fulton during
			Plans		Estimate		Empl.		CPP
							Agreement		Participation
	($)	($)	($)	($)	($)	($)	($)	($)	($)
R. Scott Smith, Jr.	2,381,226	1,144,821	352,605	1,491,928	104,000	31,852	5,506,432	(2,725,007)	2,781,425
E. Philip Wenger	850,000	224,660	107,466	450,706	66,000	16,614	1,715,446	(724,545)	990,901
Charles J. Nugent	1,480,200	502,320	198,252	843,521	104,000	24,925	3,153,218	(1,487,845)	1,665,373
James E. Shreiner	654,000	204,104	85,810	342,473	66,000	16,614	1,369,001	(428,606)	940,395
Craig H. Hill	454,000	99,350	55,335	234,941	66,000	16,614	958,830	(329,651)	596,589
Total	5,819,426	2,175,255	799,468	3,363,569	406,000	106,619	12,702,927	(5,695,654)	6,974,683

     The Employment Agreements provide that, in the event any payment or distribution by Fulton to or for the benefit of an Executive would be subject to excise tax as a Golden Parachute, the Executive will be entitled to receive an additional payment equal to the total excise tax imposed.

The determination that a “gross up” payment is required and its amount is to be made by an accounting firm, and Fulton is responsible for the accounting firm's fees and expenses. The Hay Group advised the Compensation Committee that this “gross up provision” has become a typical provision in such agreements. In keeping with Fulton’s objectives to offer a competitive contract, this provision was included in the Employment Agreements for all of the Executives. However, as noted above, each of the Executives executed a CPP Letter Agreement that limits certain severance payments as long as Fulton participates in CPP. Generally, the maximum Change in Control payment amount permitted under CPP would be limited to 2.99 times the Executive’s five-year base amount average salary under Internal Revenue Code Section 280G. For Messrs. Smith, Wenger, Nugent, Shreiner and Hill, these five-year base average amounts were $930,249, $331,405, $556,981, $314,694 and $199,528, as of December 31, 2008, respectively. Therefore, the total payments above would be reduced as a result of Fulton’s participation in CPP in accordance with the EESA requirements in effect as of year-end. The financial impact of the CPP Letter Agreement on each Executive is shown in the above table. However, the implementing regulations for the ARRA may place different or additional restrictions on compensation and other payments Fulton might make to the Executives during the time the CPP funds remain outstanding.

     Retirement. In the event an Executive terminates his employment due to retirement upon attaining age sixty-five, Fulton is obligated to pay the Executive's base salary through the effective date of the Executive's retirement, together with any applicable expense reimbursements and all accrued and unpaid benefits and vested benefits in accordance with the applicable employee benefit plans. Fulton would have no further obligation under the Employment Agreement; however, assuming that each Executive attained the age of sixty-five and retired December 31, 2008, each would have received a lump sum payment of $25 for each year of service, a payment made to all retiring employees, plus each would have received retiree health benefits, as a supplement to the Executives’ Medicare benefits at sixty-five, at an annual estimated cost to Fulton of approximately $1,500.

     In the event an Executive terminates employment due to retirement upon attaining age sixty, and the Executive has ten or more years of consecutive service with Fulton, unvested options and restricted shares awarded under Fulton’s option plans would automatically vest as a result of the Executive’s retirement. Assuming that all the Executives attained the age of sixty and retired December 31, 2008, their individual unvested options would not have had any value because they have option exercise prices above the $9.62 closing price of Fulton common stock on December 31, 2008. However, the Executives would have two years from the date of retirement to exercise the options in accordance with the terms of the awards. The value of the restricted shares that would vest upon retirement is shown in the Outstanding Equity Awards at Fiscal Year End Table on page [31].

     Disability. Following an Executive's “Disability,” defined in the Employment Agreements to be a medically determinable physical or medical impairment that is expected to result in death or to last for at least twelve months, and that either renders the Executive unable to engage in any substantial gainful activity or qualifies the Executive for benefits under a Fulton disability plan, the employment of the Executive would terminate automatically, in which event Fulton is not thereafter obligated to make any further payments under the Employment Agreement, other than amounts (including salary, expense reimbursement, etc.) accrued as of the date of such termination, plus an amount equal to at least six months' base salary in effect immediately prior to the date of the Disability. After this six month salary continuation period, for as long as the Executive continues to be disabled, Fulton will continue to pay the Executive at least 60% of the base salary until the earlier of the Executive’s death or December 31 of the calendar year in which the Executive attains age sixty-five. To the extent it does not duplicate benefits already being provided, an Executive will also receive those benefits customarily provided by Fulton to disabled former employees, which benefits shall include, but are not limited to, life, medical, health, accident insurance and a survivor's income benefit. Assuming that each Executive was disabled as of December 31, 2008, that these payments were not limited by the CPP Letter Agreements, and the Disability lasted 18 months, each Executive would have received the following disability benefits:

Name	Salary	Disability Payments	Estimated Health	Value of Restricted	Total Disability
	First Six Months	for 12 Months	Benefits for 18	Stock Vesting	Payment to
			Months		Executive
	($)	($)	($)	($)	($)
R. Scott Smith, Jr.	396,871	476,245	18,000	31,852	922,968
E. Philip Wenger	212,500	255,000	18,000	16,614	502,114
Charles J. Nugent	246,700	296,040	18,000	24,925	585,665
James E. Shreiner	163,500	196,200	18,000	16,614	394,314
Craig H. Hill	113,500	136,200	18,000	16,614	284,314
Total	1,133,071	1,359,685	90,000	106,619	2,689,375

     Death. In the event of a termination of employment as a result of an Executive's death, the Executive's dependents, beneficiaries or estate, as the case may be, would receive such survivor's income and other benefits as they may be entitled to under the terms of Fulton’s benefit programs, which includes the minimum $25,000 per year Survivors Benefit Life Insurance for ten years and the twice base salary amount plus tax under the Death Benefit Agreement described above. Mr. Nugent is not eligible to receive the Survivors Benefit Life Insurance Payment because he was hired after the plan eligibility date, but assuming that each Executive died as of December 31, 2008 and that these payments were not limited by the CPP Letter Agreements, each of the Executives estates or beneficiaries would have received the following payments and benefits:

Name	Survivors Benefit	Death Benefit	Estimated Death	Value of Restricted	Total Payment to
	Life Insurance	Agreement	Benefit Tax Gross	Stock Vesting	Executive’s Estate
	Payment	Payment	Up		Upon Death
	($)	($)	($)	($)	($)
R. Scott Smith, Jr.	250,000	1,587,484	1,081,453	31,852	2,950,789
E. Philip Wenger	250,000	850,000	579,052	16,614	1,695,666
Charles J. Nugent	0	986,800	672,245	24,925	1,683,970
James E. Shreiner	250,000	654,000	445,529	16,614	1,366,143
Craig H. Hill	250,000	454,000	309,282	16,614	1,029,896
Total	1,000,000	4,532,284	3,087,561	106,619	8,726,464

     There was no stated effective date for executive compensation standards in the ARRA when this proxy statement was prepared. Therefore, many questions regarding the ARRA restrictions will not be clarified until the Treasury and/or SEC issues new regulations. Pending the issuance of those regulations, Fulton is reviewing the requirements of the ARRA and EESA, the possible impact on current and future compensation, and the potential effect on Fulton’s executive compensation program.

DIRECTOR COMPENSATION

Name[1]	Fees	Stock	Option	Non-Equity	Change in Pension	All Other	Total
	Earned or	Awards	Awards	Incentive Plan	Value and	Compensation[2]
	Paid in			Compensation	Nonqualified
	Cash				Deferred
					Compensation
					Earnings
	($)	($)	($)	($)	($)	($)	($)
Jeffrey G. Albertson	58,000	0	0	0	0	10,000[3]	68,000
John M. Bond	56,000	0	189,069[4]	0	0	30,000[5]	86,000
Donald M. Bowman, Jr.	56,000	0	0	0	0	8,000[6]	64,000
Dana A. Chryst	47,917[7]	0	0	0	0	12,000[8]	59,167
Craig A. Dally	56,000	0	0	0	0	10,000[9]	66,000
Patrick J. Freer	65,500	0	0	0	0	0	65,500
Rufus A. Fulton Jr.	55,000	0	0	0	0	15,507[10]	70,074
George W. Hodges	72,000	0	8,103[11]	0	0	0	72,000
Carolyn R. Holleran	54,000	0	0	0	0	6,000[12]	60,000
Willem Kooyker	55,000	0	0	0	0	5,750[13]	60,750
Donald W. Lesher Jr.	63,500	0	0	0	0	0	63,500
Abraham S. Opatut	56,000	0	0	0	0	14,000[14]	70,000
John O. Shirk	57,000	0	0	0	0	12,000[15]	69,000
Gary A. Stewart	58,000	0	0	0	0	0	58,000
____________________

1 Directors listed represent all the non-management directors of Fulton during 2008. Mr. Smith, who was compensated as an officer of Fulton, did not receive any additional compensation for his service as a director of Fulton.
2 Unless otherwise noted, excludes perquisites and other personal benefits with an aggregate value of less than $10,000. Fulton’s methodology to calculate the aggregate incremental cost of perquisites and other personal benefits was to use the amount disbursed for the item. Where a benefit involved assets owned by Fulton, an estimate of the incremental cost was used.
3 Represents the annual retainer fee Mr. Albertson received for service on the Board of Directors of The Bank.
4 Fulton directors did not receive options as part of their 2008 compensation; however, as of December 31, 2008, Mr. Bond had 181,898 exercisable options and 7,171 options not vested that previously were awarded to him by Columbia Bancorp, which was acquired by Fulton in February 2006.
5 Represents the annual retainer fee Mr. Bond received for service as non-employee Chairman of The Columbia Bank.
6 Represents the annual retainer fee Mr. Bowman received for service on the Board of Directors of Hagerstown Trust Company.
7 Ms. Chryst became a Fulton Director effective March 17, 2008 and her first quarter fees were prorated accordingly.
8 Represents the annual retainer fee Ms. Chryst received for service on the Board of Directors of Fulton Bank.
9 Represents the annual retainer fee Mr. Dally received for service on the Board of Directors of Lafayette Ambassador Bank.
10 Includes $10,754 for club fees, $2,340 office use and $2,413 for other perquisites that are individually less that ten percent of the total perquisites received by Mr. Fulton in 2008.
11 Fulton directors did not receive options as part of their 2008 compensation. However, as of December 31, 2008, Mr. Hodges had 8,103 exercisable options that previously were awarded to him by Drovers Bancshares Corporation, which was acquired by Fulton in July 2001.
12 Represents the annual retainer fee Mrs. Holleran received for service on the Regional Board of the Fulton Bank Great Valley Division.
13 Represents fees Mr. Kooyker received for service on the Somerset Valley Advisory Division Board.
14 Represents the $10,000 annual retainer fee Mr. Opatut received for service on the Board of Directors of The Bank plus additional fees for service as Chairman of the First Washington Division Board.
15 Represents the annual retainer fee Mr. Shirk received for service on the Board of Directors of Fulton Bank.

Compensation of Directors

     Each member of the Board of Directors of Fulton is paid a retainer fee and meeting fees for his or her services as a director, except that no fee is paid to any director who is also a salaried officer of Fulton or one of its affiliate banks or subsidiaries. Thus, Mr. Smith did not receive any director fees in 2008 for serving as a member of the Board of Directors. After a study in 2007 by the Hay Group, an outside compensation consultant, and upon the recommendation of the Compensation Committee, the Board of Directors on September 18, 2007 increased the non-employee director quarterly retainer to $8,750 effective October 1, 2007. In addition, directors are paid a fee of $1,000 for each day of a Board of Directors meeting attended and $1,000 for each committee meeting attended on non-board meeting days. In 2008, the majority of the regular meetings were scheduled over a two-day period for which directors in attendance were paid a single fee of $1,000. The chairperson of the Audit Committee is paid a quarterly fee of $2,500, and the chairpersons of the Executive Committee and the Executive Compensation Committee are paid a quarterly fee of $625. Directors are also paid $1,000 for attendance at Fulton sponsored educational seminars, but these seminars are not included for purposes of calculating director attendance rates since they are a voluntary activity. Fulton also reimburses directors for certain expenses incurred in the performance of their service as directors of Fulton. Certain directors have elected to participate in the Fulton Deferred Compensation Plan, under which a director may elect not to receive the normal director's fees when earned, but instead, to receive them, together with interest, in a lump sum or in installments over a period of up to twenty (20) years following retirement. The only current non-management Fulton directors who have previously established accounts to defer fees are Directors Albertson, Bond, Chryst, and Holleran.

     As disclosed in the Director Compensation Table and footnotes above, certain Fulton directors also serve on the boards of various Fulton subsidiary banks, or other Fulton affiliate boards, and the directors are compensated with a retainer, meeting fees or both a retainer and meeting fees for their service on each of the individual boards.

A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED
EXECUTIVE OFFICERS – PROPOSAL TWO

     Fulton, in conjunction with its participation in the Capital Purchase Program (“CPP”), is giving its shareholders the opportunity to vote on an advisory (non-binding) resolution at this year’s Annual Meeting to approve Fulton’s executive compensation as described in the Compensation Discussion and Analysis, the tabular disclosures of named executive officers’ compensation, and other related information in the 2009 proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse Fulton’s executive pay program. Because the stockholder vote is not binding, the outcome of the vote may not be construed as overruling any decision by Fulton’s Board of Directors or Compensation Committee regarding executive compensation.

     As further described in the Compensation Discussion and Analysis section of this proxy statement starting on page [12], Fulton’s executive compensation philosophy and program are intended to achieve three objectives: align interests of the executives with shareholder interests; link more of the executives’ pay to performance; and attract, motivate and retain executive talent. Fulton’s executive compensation program currently provides a mix of base salary, incentive bonus, equity based plans, retirement plans, health plans and other benefits. Fulton’s believes that its compensation program, policies and procedures are reasonable and appropriate and compare favorably with the compensation programs, policies and procedures of its peers.

     The Board recommends that shareholders, in a non-binding proposal, vote “FOR” the following resolution:

     “RESOLVED that the shareholders approve the compensation of the named executive officers as described in the Compensation Discussion and Analysis, the Compensation Tables and the related material contained in the Proxy Statement.”

     Approval of the non-binding resolution to approve the compensation of the named executive officers would require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the proposal is approved.

     Because your vote is advisory, it will not be binding upon Fulton. However, Fulton’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements, but no determination has been made as to what action the Compensation Committee might take if shareholders do not approve this advisory proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the non-binding resolution to approve the compensation of the named executive officers.

INFORMATION CONCERNING DIRECTORS

Meetings and Committees of the Board of Directors

     The Board of Directors of Fulton has a standing Audit Committee, Executive Committee, Executive Compensation Committee, Human Resources Committee, Nominating and Corporate Governance Committee and Trust Committee. The following table represents the membership on each Fulton committee as of the date of this proxy statement:

	Audit	Executive	Executive	Human	Nominating and	Trust
			Compensation	Resources	Corporate
Governance
Jeffrey G. Albertson*		Member	Member	Member	Chair
John M. Bond, Jr.						Vice Chair
Donald M. Bowman, Jr.*		Member	Member			Member
Dana A. Chryst*						Member
Craig A. Dally*				Member	Member
Patrick J. Freer*	Member	Member	Chair
Rufus A. Fulton, Jr.*						Chair
George W. Hodges **	Chair	Vice Chair	Member
Carolyn R. Holleran*				Chair	Member
Willem Kooyker **	Member
Donald W. Lesher, Jr.*	Vice Chair	Chair	Member
Abraham S. Opatut				Vice Chair
John O. Shirk*		Member	Vice Chair		Vice Chair	Member
R. Scott Smith, Jr.		Member		***		***
Gary A. Stewart*	Member				Member
E. Philip Wenger		***		***		***

* Independent Director	** Independent Director and Audit Committee Financial Expert	*** Ex-officio member per bylaws

Compensation Committee Interlocks and Insider Participation

     In March 2004, the Executive Compensation Committee was formed. Its membership consists only of independent directors. More information regarding the Executive Compensation Committee can be found in the “Compensation Discussion and Analysis” on page [12.] There are no interlocking relationships, as defined in regulations of the SEC, involving members of the Executive Compensation Committee. Certain directors have indirect relationships described in “Related Person Transactions with Directors and Executive Officers” on page [44,] and there are similar relationships with law firms where other directors are employed. The Executive Compensation Committee is responsible for, among other things, recommending the compensation and equity awards for Senior Management to the Board of Directors. The Executive Compensation Committee met eight times in 2008. The Executive Compensation Committee is governed by a formal charter, which was last amended in March 2008, and which is available on Fulton’s website at www.fult.com.

Other Board Committees

     All members of the Audit Committee meet the experience and independence requirements of the NASDAQ listing standards, and the rules and regulations of the SEC. Directors Hodges and Kooyker were determined to qualify, and agreed to serve, as the Audit Committee's “financial experts” as defined by the SEC regulations. The Audit Committee met thirteen times during the year. The Audit Committee is governed by a formal charter, which was last amended in October 2008, and which is available on Fulton’s website at www.fult.com. The Audit Committee's pre-approval policy and procedure for audit and non-audit services is set forth in its charter. The functions of the Audit Committee include, among other things: sole authority to appoint or replace the independent auditor; direct responsibility for the compensation and oversight of the work of the independent auditor; oversight of the overall relationship with the independent auditor; meeting with the independent auditor to review the scope of audit services; reviewing and discussing with management and the independent auditor annual and quarterly financial statements and related disclosures; overseeing the internal audit function, including hiring and replacing the chief audit executive; reviewing periodic reports from the loan review function; reviewing and approving related person transactions; establishing procedures and handling complaints concerning accounting, internal accounting controls, or auditing matters and oversight of Fulton's risk management process.

     All the members of the Nominating and Corporate Governance Committee meet the independence requirements of the NASDAQ listing standards, as amended. The Nominating and Corporate Governance Committee met two times during the year. The Nominating and Corporate Governance Committee is responsible for, among other things, recommending to the Board of Directors the nominees for election to the Board of Directors and to assist the Board of Directors with Corporate Governance matters including, but not limited to, the review and approval of all additions, deletions or changes to Fulton’s Code of Conduct, and the responsibility for guidelines and procedures to be used by directors for board evaluations in monitoring and evaluating the performance of the Board of Directors and Committees. The Nominating and Corporate Governance Committee operates pursuant to its charter, which was last amended in October 2008, which is available on Fulton’s website at www.fult.com. The most recent amendment to the charter was to expand the committee’s duties with respect to corporate governance and change the committee name.

     The Executive Committee met five times during the year. Except for the powers expressly excluded in Section 5 of Article III of the Bylaws, the Executive Committee exercises the powers of the Board of Directors between board meetings.

     The Trust Committee met eight times during the year. The Trust Committee is responsible for consulting with management of FFA, and overseeing all trust, investment, insurance and related financial services which Fulton performs, directly or indirectly, through an affiliate.

     Fulton’s Board of Directors has delegated certain compensation matters to the Human Resources Committee including, but not limited to, administration of Fulton’s ESPP, Fulton’s 401(k) Retirement Plan and 401(k) plans for affiliate banks, approving employment agreements for non-executive officers of Fulton and fulfilling other broad-based human resources duties. The Human Resources Committee met eight times during the year to review benefit and salary administration programs for Fulton employees other than Senior Management of Fulton, and other human resources matters affecting Fulton and its subsidiaries. The Human Resources Committee is governed by a formal charter, which was adopted in October 2008, and which is available on Fulton’s website at www.fult.com.

     There were twenty-one meetings of the Board of Directors of Fulton and forty-seven meetings of the standing committees of the Board of Directors of Fulton during 2008. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of the board committees on which he or she served in 2008.

Executive Sessions

     The independent directors of the board met four times in executive session in 2008. Director Lesher, as the Chairman of the Executive Committee, conducted these executive sessions of the independent directors of the board.

Annual Meeting Attendance

     Fulton does not have a formal policy requiring the individual members of the Board of Directors to attend the Annual Meeting, although all directors are encouraged to attend the meeting in person. Fulton held its 2008 Annual Meeting, which began at 12:00 noon on April 25, 2008, and all but one director attended the 2008 Annual Meeting.

Related Person Transactions with Directors and Executive Officers

     Financial Products and Services. Some of the directors and executive officers of Fulton and the companies with which they are associated were customers of, and/or had banking transactions with, Fulton’s subsidiaries during 2008. These transactions included deposit accounts, trust relationships and loans in the ordinary course of business with different Fulton subsidiaries. All loans and commitments to lend made to such persons and to the companies with which they are associated were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than a normal risk of collectibility or present other unfavorable features. It is anticipated that similar transactions will be entered into in the future. By using Fulton’s products and services, directors and officers have the opportunity to become familiar with the wide array of products and services offered by Fulton’s subsidiaries to customers.

     Other Transactions. Applicable SEC regulations require Fulton to disclose transactions with certain related persons where the amount involved exceeds $120,000. However, a person who has a position or relationship with a firm, corporation, or other entity that engages in a transaction with Fulton is not deemed to have a material interest in a transaction where the interest arises only from such person’s position as a director of the other entity and/or arises only from the ownership by such person in the other entity if that ownership is under ten percent, excluding partnerships. Amounts paid to entities in which a related person does not have a material interest are not required to be disclosed.

     Some of the directors of Fulton are members of law firms which provided legal services to Fulton or its subsidiaries in 2008 and in prior years. It is expected that these firms will continue to provide services to Fulton or its subsidiaries in the future. The Albertson Law Office law firm, West Deptford, New Jersey, has provided legal services to subsidiaries of Fulton for several years. Director Albertson is a partner in this law firm with more than a ten percent interest in the firm. In 2008, Fulton paid the Albertson Law Office $167,562 in fees and $22,751 in expense reimbursements for such services.

     In 2008, affiliate bank subsidiaries of Fulton paid annual rent and related expenses of $105,029 for a branch office to The Bowman Group, LLP, and annual rent and related expenses of $128,803 for a branch office to Bowman 2000 LLC. Director Donald M. Bowman, Jr. is a limited partner in The Bowman Group, LLP and is the manager of Bowman 2000 LLC.

     Fulton considered the above related person transactions with Directors Albertson and Bowman and other related person transactions that do not require specific disclosure, when it made the determinations that twelve of Fulton’s sixteen nominees and continuing directors are independent in accordance with the NASDAQ listing standards. See “Information about Nominees, Continuing Directors and Independence Standards” on page [6] for more information.

     Family Relationships. There are no family relationships among any of the directors and Senior Management of Fulton. However, family relationships do exist among Senior Management and some of the approximately 3,630 employees of Fulton and its subsidiaries. These employees participate in compensation, benefit and incentive plans on the same basis as other similarly situated employees. SEC regulations require disclosure of any transaction with a related person where the amount involved exceeds $120,000. In fiscal year 2008, the only immediate family member of Senior Management who was compensated in excess of that amount was Mr. Craig A. Roda, the brother-in-law of Mr. Wenger. In 2008, Mr. Roda received annual compensation consisting of base salary and other compensation totaling $305,000, plus other benefits on the same basis as other similarly situated employees. Effective February 1, 2009, Mr. Roda became Chairman and Chief Executive Officer of Fulton Bank and Senior Executive Vice President of Community Banking for Fulton. In January 2006, Mr. Roda became President and Chief Operating Officer of Fulton Bank, and in October 2006 he became the President and Chief Executive Officer of Fulton Bank. He has been employed by Fulton in various positions since 1979.

     Related Person Transaction Policy and Procedures. Fulton does not have a separate policy specific to related person transactions. Under Fulton’s Code of Conduct (“Code”), however, employees and directors are expected to recognize and avoid those situations where personal or financial interests or relationships might influence, or appear to influence, the judgment of the employee or director on matters affecting Fulton. The Code also requires thoughtful attention to the problem of conflicts and the exercise of the highest degree of good judgment. Under the Code, directors must provide reasonable notice to Senior Management of all new or changes in business activities, related person relationships and board directorships.

     In addition, Fulton and its affiliate banks are subject to Federal Reserve Regulation O, which governs loans by federally regulated banks to certain insiders, including an executive officer, director or 10% controlling shareholder of the applicable bank or bank holding company, or an entity controlled by such executive officer, director or controlling shareholder (an “Insider”). Each Fulton affiliate bank follows a Regulation O policy that prohibits the affiliate bank from making loans to an Insider unless the loan (i) is made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and (ii) does not involve more than the normal risk of repayment or present other unfavorable features. Fulton and its affiliate banks are examined periodically by different bank regulators for compliance with Regulation O. Internal controls exist within Fulton and its affiliate banks to ensure that compliance with Regulation O is maintained on an ongoing basis.

     In accordance with Fulton's Audit Committee Charter and NASDAQ listing standards, the Audit Committee is charged with the responsibility to review the terms of and approve related person transactions. This responsibility includes reviewing an annual report regarding the related person transactions with each director and Executive during the prior year, if any. At the February 2009 Audit Committee meeting, the Audit Committee reviewed all existing related person transactions involving Fulton’s directors and Executives. The Audit Committee concluded that the loans and other banking services to the directors, and Executives of Fulton and their related interests were provided in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with others. The Audit Committee also conducted a review of all other related person transactions for any potential conflict of interest situations with the directors of Fulton and the Executives, and concluded that there were no conflicts present, and ratified and approved all the transactions reviewed.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Fulton’s Executives, the principal accounting officer, directors, and any persons owning 10% or more of our common stock, to file in their personal capacities initial statements of beneficial ownership on Form 3, statements of changes in beneficial ownership on Form 4 and annual statements of beneficial ownership with the SEC on Form 5. Persons filing such beneficial ownership statements are required by SEC regulation to furnish Fulton with copies of all such statements filed with the SEC. The rules of the SEC regarding the filing of such statements require that “late filings” of such statements be disclosed in our proxy statement. Based solely on our review of Forms 3 and 4 and amendments thereto furnished to Fulton during the 2008 fiscal year and Forms 5 and amendments thereto furnished to Fulton with respect to the 2008 fiscal year, and on written representations from Fulton’s directors, Executives and other officers that no Form 4 or Form 5 for any “late filing” was required to be filed by such persons, Fulton believes that all such statements were timely filed in 2008, except with the respect to Director Donald M. Bowman, Jr. A report was filed on November 26, 2008 reporting that Mr. Bowman, on November 21, 2008, purchased 481.232 shares of Fulton Financial Corporation stock using earned director's fees deposited into the Dividend Plan as a voluntary cash contribution. The failure to file a timely report was inadvertent and occurred as a result of a delay in getting timely information from the stock transfer agent in reporting the transaction.

Board and Committee Evaluations

     Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible to review and recommend to the Board guidelines and procedures to be used by directors in monitoring and evaluating the performance of the Board of Directors and Committees. The Audit Committee conducts an annual self-evaluation of its performance. The Executive Compensation and Nominating and Corporate Governance Committee charters, which were updated in 2008, now require these committees to also conduct an annual self-evaluation of committee performance. In an effort to improve board, committee and individual director performance, all of the members of the Board of Directors were asked to complete a board evaluation questionnaire in December 2008. The results were compiled by the Corporate Secretary and presented to the Nominating and Corporate Governance Committee in January 2009. This committee plans to present the results to the Board of Directors at its March 2009 regular board meeting.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     For the year ended December 31, 2008, and December 31, 2007, Fulton engaged KPMG LLP (“KPMG”), independent registered public accountants, to audit Fulton's financial statements. The fees incurred for services rendered by KPMG for the years ended December 31, 2008 and 2007 are summarized in the following table.

	2008	2007
Audit Fees – Annual Audit and Quarterly Reviews (1)	$1,352,000	$1,707,825
Audit Fees – Issuance of Comfort Letters and Consents	7,800	120,380

Audit Fees Subtotal	1,359,800	1,828,205

Audit Related Fees	10,400	24,320
All Other Fees (2)	27,655	122,062

TOTAL	$1,397,855	$1,974,587

(1) Amounts presented for 2008 are based upon the audit engagement letter. Final billings for 2008 may differ.

(2) All Other Fees were for services rendered to the trust subsidiary (primarily for a SAS 70 report on the processing of transactions by the retirement services area). Amounts totaling $12,000 in 2007 for audit and tax services to Columbia Bancorp, Inc. for periods prior to its acquisition have been excluded.

     The appointment of KPMG for the fiscal year ended December 31, 2009 was approved by the Audit Committee of the Board of Directors of Fulton at a meeting on February 26, 2009. Representatives of KPMG are expected to be present at the 2009 Annual Meeting with the opportunity to make a statement and to be available to respond to appropriate questions.

     The Audit Committee has carefully considered whether the provision of the non-audit services described above which were performed by KPMG in 2008 would be incompatible with maintaining the independence of KPMG in performing its audit services and has determined that, in its judgment, the independence of KPMG has not been compromised.

     All fees paid to KPMG in 2008 and 2007 were pre-approved by the Audit Committee. The Audit Committee pre-approves all auditing and permitted non-auditing services, including the fees and terms thereof, to be performed by its independent auditor, subject to the de minimus exceptions for non-auditing services permitted by the Securities Exchange Act of 1934. However, these types of services are approved prior to completion of the services. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members, when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services. Any decisions of such subcommittees to grant pre-approvals are presented to the full Audit Committee for ratification at its next scheduled meeting.

     Based on its review and discussion of the audited 2008 financial statements of Fulton with management and KPMG, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission. A copy of the report of the Audit Committee of its findings that resulted from its financial reporting oversight responsibilities is attached as Exhibit A.

RATIFICATION OF INDEPENDENT AUDITORS – PROPOSAL THREE

     Fulton’s Audit Committee has selected the firm of KPMG to continue as our independent auditor for the fiscal year ending December 31, 2009. Although shareholder approval of the selection of KPMG is not required by law, the Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection as is the common practice with other publicly traded companies. Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the majority of the votes cast is required to ratify the appointment of KPMG as Fulton’s independent auditor for the fiscal year ending December 31, 2009. If our shareholders at the 2009 Annual Meeting do not approve this proposal, the Audit Committee will reconsider its selection of KPMG, but no determination has been made as to what action the Audit Committee would take if shareholders do not ratify the appointment of KPMG.

     KPMG has conducted the audit of the financial statements of Fulton and its subsidiaries for the years ended December 31, 2002 through 2008. Representatives of KPMG are expected to be present at the meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders.

Recommendation of the Board of Directors

     The Board of Directors recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as Fulton’s independent auditor for the fiscal year ending December 31, 2009.

ADDITIONAL INFORMATION

     A copy of the Annual Report of Fulton on Form 10-K as filed with the Securities and Exchange Commission, including financial statements, is available without charge to shareholders upon written request addressed to the Corporate Secretary, Fulton Financial Corporation, P.O. Box 4887, Lancaster, Pennsylvania 17604.

     The Fulton Annual Report on Form 10-K for year ended December 31, 2008 and proxy statement are posted and available on Fulton's website at www.fult.com. Copies of the current governance documents and future updates, including but not limited to the Fulton Code of Conduct, Audit Committee Charter, Executive Compensation Committee Charter, Human Resources Committee Charter and Nominating and Corporate Governance Committee Charter, are also posted and available on Fulton's website at www.fult.com.

     Only one proxy statement is being delivered to multiple security holders sharing an address unless Fulton has received contrary instructions from one or more of the security holders. Fulton will promptly deliver, upon written or oral request, a separate copy of the proxy statement to a security holder at a shared address to which a single copy of the document was delivered. Such a request should be made to the Corporate Secretary, Fulton Financial Corporation, P.O. Box 4887, Lancaster, Pennsylvania 17604, (717) 291-2411. Requests to receive a separate mailing for future proxy statements should be made orally or in writing to the Corporate Secretary at the foregoing address or phone number.

     If you would like to reduce the costs incurred by Fulton in mailing proxy material, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please go to www.proxyvote.com and have your proxy card in hand when you access the web site, then follow the instructions at www.proxyvote.com to obtain your records and to create an electronic voting instruction form. Follow the instructions for voting by Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

OTHER MATTERS

     The Board of Directors of Fulton knows of no matters other than those discussed in this Proxy Statement which will be presented at the 2009 Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of Fulton.

BY ORDER OF THE BOARD OF DIRECTORS

R. SCOTT SMITH, JR.
Chairman of the Board and
Chief Executive Officer

Lancaster, Pennsylvania
[March 26, 2009]